EXHIBIT 4.1

SANDSTORM GOLD LTD.

AND

AMERICAS SILVER CORPORATION

PRECIOUS METALS DELIVERY AND PURCHASE AGREEMENT April 3, 2019

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TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Statutory References	20
1.3	Interpretation	20
1.4	Construction	20
1.5	Days	21
1.6	Dollar Amounts	21
1.7	Schedules	21

ARTICLE 2 DELIVERY & PURCHASE AND SALE		21
2.1	Gold Delivery During the Fixed Delivery Period	21
2.2	Uncredited Balance Reduction Amount	22
2.3	Purchase and Sale of Refined Gold and Refined Silver	22
2.4	Delivery Obligations From and After the Variable Delivery Start Date	22
2.5	General Delivery Terms during the Term of the Agreement	24
2.6	Invoicing	25
2.7	Purchase Price	25
2.8	Payment	26
2.9	Stream Repurchase Option	27

ARTICLE 3 ADVANCE PAYMENT		27
3.1	Advance Payment	27
3.2	Conditions Precedent to Advance Payment Payments	28
3.3	Satisfaction of the Advance Payment Funding Conditions	30
3.4	Payment of the Advance Payment and Conditions Precedent	30
3.5	Default in Payment of the Advance Payment	32
3.6	Use of Advance Payment	33

ARTICLE 4 CONSTRUCTION AND DEVELOPMENT		34
4.1	Construction Period	34
4.2	First Gold Pour	34

ARTICLE 5 TERM		34
5.1	Term	34

ARTICLE 6 REPORTING; BOOKS AND RECORDS		34
6.1	Reporting Requirements	34
6.2	Books and Records	35
6.3	Technical Reports	35
6.4	Inspections	36
6.5	Confidentiality	37

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ARTICLE 7 COVENANTS		38
7.1	Conduct of Operations	38
7.2	Processing/Commingling	38
7.3	Preservation of Corporate Existence	39
7.4	Material Adverse Effect	39
7.5	Owner of Project Assets	39
7.6	Insurance	39
7.7	Expropriation Events	40
7.8	Abandonment	41
7.9	Offtake Agreements	41
7.10	Negative Pledge	42

ARTICLE 8 TRANSFERS OF INTEREST		42
8.1	Transfers and Change of Control	42
8.2	Permitted Transfers and Change of Control	42
8.3	Transfers by the Seller	45
8.4	Transfers by Sandstorm	45
8.5	Restricted Persons	45

ARTICLE 9 SECURITY		45
9.1	Security	45
9.2	Inter-Creditor Agreement	48

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		48
10.1	Representations and Warranties of the Seller	48
10.2	Representations and Warranties of Sandstorm	48
10.3	Survival of Representations and Warranties	49
10.4	Knowledge	49

ARTICLE 11 DEFAULTS AND DISPUTES		49
11.1	Events of Default	49
11.2	Sandstorm Remedies	50
11.3	Indemnity	50
11.4	Disputes	51
11.5	Arbitration	52

ARTICLE 12 ADDITIONAL PAYMENT TERMS		52
12.1	Payments	52
12.2	Taxes	52
12.3	Refund of Gross-up	53
12.4	Change in Tax Laws	53
12.5	Interest	53
12.6	Set Off	53

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ARTICLE 13 GENERAL		54
13.1	Further Assurances	54
13.2	No Joint Venture	54
13.3	Metal Purchase Agreement Treatment and Characterization	54
13.4	Governing Law	54
13.5	Time	54
13.6	Costs and Expenses	54
13.7	Survival	55
13.8	Invalidity	55
13.9	Notices	55
13.10	Press Releases	56
13.11	Amendments	56
13.12	Beneficiaries	56
13.13	Entire Agreement	56
13.14	Waivers	56
13.15	Counterparts	56

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THIS PRECIOUS METALS DELIVERY AND PURCHASE AGREEMENT dated as of April 3, 2019

BETWEEN:

SANDSTORM GOLD LTD., a company existing under the laws of the Province of British Columbia,

(“Sandstorm”)

AND:

AMERICAS SILVER CORPORATION, a company existing under the federal laws of Canada,

(the “Seller”)

WHEREAS Gold Acquisition Corp. is the legal and beneficial owner of the Mining Properties and the Ancillary Rights (as defined below) and is in the process of developing the Mine (as defined below);

AND WHEREAS Gold Acquisition Corp. is a wholly-owned indirect subsidiary of the Seller;

AND WHEREAS, during the Fixed Delivery Period (as defined below), the Seller has agreed to deliver to Sandstorm, and Sandstorm has agreed to accept delivery from the Seller of, an amount of Refined Gold (as defined below) equal to the Fixed Deliveries, subject to and in accordance with the terms and conditions of this Agreement;

AND WHEREAS, from and after the Variable Delivery Start Date (as defined below), the Seller has agreed to sell and deliver to Sandstorm, and Sandstorm has agreed to purchase and accept delivery from the Seller, an amount of Refined Gold equal to the Payable Gold (as defined below) and an amount of Refined Silver (as defined below) equal to the Payable Silver (as defined below), subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement:

“Abandonment Property” has the meaning set out in Section 7.8.

“Additional Term” has the meaning set out in Section 5.1.

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“Advance Payment” has the meaning set out in Section 3.1.

“Advance Payment Date” has the meaning set out in paragraph (iii) of the defined term “Advance Request”.

“Advance Payment Funding Conditions” has the meaning set out in Section 3.2.

“Advance Request” means written notice delivered by the Seller to Sandstorm pursuant to Section 3.4(b) setting out the following:

(i)

a construction report for the most recent 60 day period that includes the following: a description of development activities for such 60 day period, a comparison of the monthly budget to actual costs incurred and variances to date, the percentage completion for the major elements of construction, and a review of any environmental compliance activities;

(ii)

the specific amount of funds requested to be paid as the Bi-Monthly Advance, with the Bi-Monthly Advance being no greater than the estimated Project Costs for the 60 day period following the Advance Payment Date;

(iii)	the requested date of payment of the Bi-Monthly Advance (the “Advance Payment Date”), which date shall be a Business Day; and

(iv)	a schedule for the planned use of the funds representing the Bi-Monthly Advance, with all such funds scheduled to be spent within the 60 day period following the Advance Payment Date.

“Affiliate” means, in relation to any person, any other person controlling, controlled by, or under common control with such first mentioned person.

“Agreement” means this Precious Metals Delivery and Purchase Agreement and all attached schedules, in each case as the same may be amended or modified from time to time in accordance with the terms hereof.

“Ancillary Rights” means all right, title and interest of GAC in and to:

(i)

all water, water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or non-tributary), permits and other evidence of authority, water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed, appurtenant to the Mining Properties, including the water rights described in Schedule A-1, and all rights to all ditches, head gates, outlet structures, measuring devices, pumps, pipelines, sprinkler systems, and other equipment or devices associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with the water rights, and all easements, rights of way, permissions, licenses or other rights associated with the beneficial use of or otherwise appurtenant to or used in connection with any of the water rights or water facilities described herein;

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(ii)

all other property, stockpiles, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, utility commitments and other rights or assets, in each case relating to the Mining Properties; and

(iii)	any of the foregoing acquired from and after the date of this Agreement.

“Anti-Bribery Laws” means the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (United States), and any other anti-bribery, anti-corruption or public official conflict of interest law applicable to the Seller.

“Applicable Laws” means any international, federal, state, provincial, territorial, local or municipal law (including, without limitation, Anti-Bribery Laws), regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations.

“Applicable Percentage” has the meaning set forth in Section 7.7(b).

“Approvals” means all authorizations, licences, permits (including mining permits), concessions, franchises, consents, orders, decrees, registrations, variances, plans (including any plan of operation) and other approvals required to be obtained from any person, including any federal, state, territorial or local government, agency, department, ministry, authority, tribunal, commission, official, court, stock exchange, or securities commission, together with any amendments, modifications or updates thereto.

“Approved Purchaser” means a person (i) with a direct and primary listing of its equity shares on one or more of the Toronto Stock Exchange, the New York Stock Exchange, the London Stock Exchange, the Tokyo Stock Exchange or the Australian Stock Exchange, or any of their successors (for greater certainty, such exchanges shall not include any related junior exchanges), and (ii) who has the financial and operational ability to effectively perform all of the Seller’s obligations under this Agreement.

“Area of Interest” means the area within the outer boundaries of the Mining Properties as they exist on the date of this Agreement, which outer boundaries are demarcated by the UTM coordinates listed in Schedule A-1 attached hereto and the red line on the map of the Mining Properties attached as Schedule B attached hereto.

“Arbitration Rules” has the meaning set out in Section 11.5(a)

“Assignment, Subordination and Postponement of Claims” has the meaning set out in Section 9.1(d).

“BCICAC” has the meaning set out in Section 11.5(a).

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“Bi-Monthly Advance” has the meaning set out in Section 3.4(a)(ii).

“Books and Records” means the records, data, documentation, scientific and technical information, and other information relating to operations and activities with respect to the Mining Properties and the Mineral Processing Facility, including the progress of the mining and production of Minerals therefrom and the treatment, processing, milling, concentrating and transportation of Minerals and weight, moisture and assay certificates.

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Provinces of British Columbia or Ontario.

“Change in Law” has the meaning set out in Section 12.4(a).

“Change of Control” means, with respect to GAC or any of its Affiliates (other than the Seller), the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, transfer or acquisition of voting shares, the result of which is that any other person or group of other persons (other than the Seller and its Affiliates) acting jointly or in concert for purposes of such transaction, directly or indirectly (i) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of such person, measured by voting power rather than number of shares; or (ii) acquires control of such person.

“Claims” has the meaning set out in paragraph 12 of Schedule D-1.

“Collateral” means the Seller Collateral, the Pershing Collateral and the GAC Collateral.

“Commingling Plan” has the meaning set out in Section 7.2(b)(i).

“Confidential Information” has the meaning set out in Section 6.5(a).

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a person, whether by ownership of securities, by contract or otherwise; and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Control Person” has the meaning set out in Section 8.2(a)(v).

“Convertible Debenture” means the Convertible Debenture between the Seller and Sandstorm of same date.

“Cure Period” has the meaning set out in Section 3.5.

“Date of Delivery” has the meaning set out in Section 2.5(a).

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“Debt” means with respect to any person, without duplication:

(i)

an obligation in respect of borrowed money or for the deferred purchase price of assets, property or services (including an obligation arising from conditional sales or other title retention agreements but excluding trade accounts payable arising in the ordinary course of business) or an obligation that is evidenced by a note, bond, debenture or any other similar instrument;

(ii)	an obligation under a capital lease, including liabilities in respect of capital leases incurred by such person in connection with sale/leaseback transactions;

(iii)

a reimbursement obligation or other obligation (contingent or otherwise) in connection with a bankers’ acceptance or any similar instrument, or letter of credit or letter of guarantee issued by or for the account of such person;

(iv)	a contingent liability under any guarantee to the extent that the primary obligation so guaranteed would be classified as “Debt” (within the meaning of this definition) of the primary obligor;

(v)

the aggregate amount at which any shares in the capital of such person are redeemable or retractable at the option of the holder of such shares for cash or obligations constituting Debt or any combination thereof; or

(vi)	purchase money indebtedness of such person.

“Designated Jurisdiction” means Canada, the United Kingdom and Switzerland.

“Designated Metal Account” has the meaning set out in Section 2.5(a).

“Development Plan” means a comprehensive plan  for the construction and development of the Mine based on the Feasibility Study (as may be amended in accordance with Section 4.1), and which sets out in reasonable detail (i) a construction capital budget for the construction and development of the Mine, (ii) a planned mine construction expenditure schedule for achieving commercial operation of the Mine, and (iii) the source and application of funds required to achieve commercial operation of the Mine.

“Disclosing Party” has the meaning set out in Section 6.5(a).

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule D-2.

“Displacement” has the meaning set out in Section 7.2(b)(iv).

“Dispute” means any and all claims, controversies, or disputes among the Parties arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of this Agreement or the rights and liabilities arising hereunder.

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“Distribution” means any payment, directly or indirectly, by GAC of any:

(i)	dividend in cash or other property or assets or return of any capital to any of its Affiliates;

(ii)

management fee paid or comparable payment to any Affiliate of GAC or to any director or officer of GAC or Affiliate of GAC, or to any person not dealing at arm’s length with GAC or any Affiliate, director or officer of GAC; or

(iii)	indebtedness owing by GAC to an obligor that is an Affiliate by way of intercompany debt or otherwise.

“Effective Date” means the date of this Agreement, as first set forth above.

“Encumbrances” means any mortgage, deed of trust, pledge, lien, assignment by way of security, charge, collateral right, option, right of first refusal, right of first option, royalty or right pursuant to a royalty, security interest, trust arrangement in the nature of a security interest, conditional sale or other title retention agreement, equipment trust, hypothec, levy, execution, seizure, attachment, garnishment, preferential right or adverse claim constituting an interest in property, or any other encumbrance of any nature and kind.

“Event of Default” has the meaning set out in Section 11.1.

“Excluded Collateral” means (i) any mining properties or mining rights, real property and other personal property not used in connection with or otherwise related to the Mine or Mining Properties, and (ii) a second processing facility that may be constructed on any portion of the Mining Properties but that is not referenced in the Feasibility Study.

“Excluded Taxes” means, with respect to any Party:

(i)

any Taxes imposed on or measured by the Party’s net income, net profits, capital gains, capital or branch profits, arising in a jurisdiction (or any political subdivision thereof) other than Canada by virtue of the Party:

	(A)	being incorporated or continued or resident or organized in such jurisdiction other than Canada, in each case determined by application of the laws of such jurisdiction;

	(B)	having a permanent establishment or carrying on business, in each case determined by application of the laws of such jurisdiction other than Canada; or

(C)

having any present or former connection with such jurisdiction other than Canada (other than any such connection arising solely from (1) receiving and making deliveries of Refined Gold or Refined Silver under this Agreement, (2) making or receiving payments under this Agreement (including the Advanced Payment), (3) enforcing rights under this Agreement or (4) entering into this Agreement);

(ii)	any Taxes which arise because of a change of recipient or any change in the jurisdiction in which a Party is resident, incorporated or carries on business; or

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(iii)	any Taxes which arise by reason of a Party receiving deliveries in a jurisdiction other than a Designated Jurisdiction.

“Expert Review Request Notice” has the meaning set out in Section 3.5(b).

“Expropriation Event” means an expropriatory act or series of expropriatory acts, comprising confiscation, nationalization, requisition, sequestration and/or similar acts, by law, order, executive or administrative action or otherwise of any Governmental Authority or any corporation or other entity controlled by any Governmental Authority the result of which expropriatory act or series of expropriatory acts is that all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of the Mining Properties cease being for the benefit or entitlement of GAC (or indirectly for Pershing or the Seller), whether as a result of ceasing to own such part of the Mining Properties or otherwise.

“Feasibility Study” means that Technical Report and Feasibility Study for the Relief Canyon Project prepared by Mine Development Associates dated July 6, 2018, to be effective May 24, 2018.

“First Gold Pour” means the date of the first gold pour, being the initial production of gold in the form of doré or other saleable product bearing gold (which, for greater certainty, shall include the production of gold in the form of doré or other saleable product bearing gold, through any form of milling, leaching, processing or other beneficiation) that is originally derived from, mined, produced, extracted or otherwise recovered from the Mining Properties.

“Fixed Deliveries” has the meaning set out in Section 2.1.

“Fixed Delivery Period” means the period commencing on the Fixed Delivery Start Date and ending on the date that is 66 months from and after the Fixed Delivery Start Date.

“Fixed Delivery Start Date” means, subject to Section 3.4(f), the later of: (i) the first day of the calendar month immediately following the calendar month in which the First Gold Pour occurs; and (ii) the first day of the calendar month immediately following the 12 month anniversary of the Effective Date; provided that, if the First Gold Pour has not occurred by the Outside Date, then the Fixed Delivery Start Date shall be the first day of the calendar month immediately following the Outside Date.

“GAC” means Gold Acquisition Corp., a company existing under the laws of the State of Nevada.

“GAC Collateral” has the meaning set out in Section 9.1(c)(ii).

“GAC Guarantee” has the meaning set out in Section 9.1(c)(i).

“GAC Security Agreement” has the meaning set out in Section 9.1(c)(ii).

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“Gold Market Price” means, with respect to any day, the afternoon (p.m.) per ounce LBMA Gold Price in U.S. dollars quoted by the LBMA (currently in partnership with CME Group and Thomson Reuters) for Refined Gold on such day, or if such day is not a trading day, on the immediately preceding trading day; provided that, if for any reason, the LBMA is no longer in operation or the price of gold is not confirmed, acknowledged or quoted by the LBMA (currently in partnership with CME Group and Thomson Reuters), the Gold Market Price shall be determined by reference to the price of Refined Gold in a manner endorsed by the LBMA, and failing that the Gold Market Price shall be determined by reference to the price of gold on another commercial exchange mutually acceptable to the Seller and Sandstorm, acting reasonably (and references to LBMA trading day in this agreement shall be adjusted accordingly).

“Governmental Authority” means any federal, state, provincial, territorial or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.

“including” or “includes” means including without limitation or includes without limitation.

“Independent Auditor” has the meaning set out in Section 3.5(b).

“Initial Advance” has the meaning set out in Section 3.4(a)(i).

“Initial Advance Payment Date” has the meaning set out in paragraph (iii) of the defined term “Initial Advance Request”.

“Initial Advance Request” means written notice delivered by the Seller to Sandstorm pursuant to Section 3.4(b) setting out the following:

(i)

a construction report for the most recent 60 day period that includes the following: a description of any development activities for such 60 day period, a comparison of the monthly budget to actual costs incurred and variances to date, the percentage completion for the major elements of construction, and a review of any environmental compliance activities;

(ii)

the specific amount of funds requested to be paid as the Initial Advance, with the Initial Advance being no greater than the estimated Project Costs for the 60 day period following the Initial Advance Payment Date;

(iii)	the requested date of payment of the Initial Advance (the “Initial Advance Payment Date”) which date shall be a Business Day; and

(iv)

a schedule for the planned use of the funds representing the Initial Advance, with all such funds (other than for expenses already incurred) scheduled to be spent within the first 60 day period following the Initial Advance Payment Date.

“Initial Term” has the meaning set out in Section 5.1.

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“Insolvency Event” means, in relation to any person, any one or more of the following events or circumstances:

(i)

proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 90 days of the commencement of such proceedings;

(ii)

a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent (unless vacated), or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under Applicable Laws relating to bankruptcy, insolvency or relief of debtors;

(iii)

it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy (whether voluntary or involuntary), insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets, unless any of the matters referred to in this clause (iii) are dismissed within 90 days of commencement of such proceeding or appointment as applicable;

(iv)	a resolution is passed for the receivership, winding-up or liquidation of it; or

(v)	anything analogous or having a similar effect to an event listed in paragraphs (i) to (iv) above occurs in respect of that person.

“LBMA” means the London Bullion Market Association.

“LBMA Good Delivery Rules” means the Good Delivery Rules for Gold and Silver Bars – Specifications for Good Delivery Bars and Application Procedures for Listing of the LBMA, as amended from time to time.

“Leased Claims” has the meaning set out in paragraph 12 of Schedule D-1.

“Lender” means one or more banking or financial institutions, private lenders, Offtakers, equipment lease providers or export credit agencies that provides any Debt in favour of the Seller, Pershing or GAC and including any agent or trustee acting on its or their behalf, but excluding the Seller, Pershing, GAC or any of their Affiliates.

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“LIBO Rate” on any date means the six-month rate of interest for deposits in U.S. dollars appearing on the Reuters LIBO page as of 11:00 a.m., London, England time, on such date; provided that if such rate does not appear on the Reuters LIBO page, the “LIBO Rate” shall instead be the rate per annum equal to the rate at which Credit Suisse AG offers in respect of U.S. dollar deposits at or about 11:00 a.m., London, England time, on such date in the London interbank Eurodollar market for a six-month period and in an amount comparable to the amount upon which interest is to be paid.

“Losses” means all fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgment and other amounts paid in settlement of any claim, demand, action, suit, proceeding, assessment, judgement, settlement or comprise), including any Taxes payable in respect thereof and, in the case of Sandstorm, loss of profits, loss of revenue or losses attributable to the failure to deliver current or future required or expected deliveries of Refined Gold and Refined Silver hereunder over the Term (not taking into account any early termination of this Agreement under Section 11.2(a)(iii) (including any decline in value of any gold or silver that is not delivered when due), in connection with or in respect of any breach or default of this Agreement by the Seller, but excluding any other special, indirect or consequential damages (including losses or damages outside of Sandstorm’s business relationship with the Seller).

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken together with all other events, occurrences, changes or effects, does or would reasonably be expected to:

(i)	materially limit, restrict or impair the ability of the Seller to perform its obligations under this Agreement;

(ii)	cause any significant decrease to expected gold or silver production from the Mining Properties;

(iii)	materially limit, restrict or impair the ability of the Seller, Pershing or GAC to perform its respective obligations under any of the Security Agreements; or

(iv)	materially limit, restrict or impair the ability of Sandstorm to enforce its rights, benefits and privileges under the Security Agreements.

provided that (i) changes to commodity prices, and (ii) changes in general political, economic or financial conditions, whether domestic or international, including changes or disruptions in securities or currency markets, shall not be a Material Adverse Effect or taken into account in determining whether there has been or will be a Material Adverse Effect.

“Material Contracts” means any contract or agreement entered into by the Seller or any of its Affiliates that is material to the construction, development or operation of the Project Assets and that would have a Material Adverse Effect if it was terminated or suspended or any party thereto failed to perform its obligations thereunder, which, for greater certainty, shall include the Mine Construction Contractor Agreements and the Mine Operating Agreement.

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“Mine” means the mining project commonly referred to as the Relief Canyon Project and the Project Assets and all associated assets and facilities to be constructed and operated on or near the Mining Properties.

“Mine Construction Contractor Agreements” has the meaning set out in Section 3.2(a).

“Mine Operating Agreement” has the meaning set out in Section 3.2(a).

“Mineral Processing Facility” means any mill or heap leaching facility, or other processing facility owned or operated or both by GAC located on or near the Mining Properties, to the extent that such mill, heap leaching facility or other processing facility was built with the primary intention of processing ore from the Mining Properties, and at which Minerals are processed.

“Minerals” means any and all marketable metal bearing material in whatever form or state (including gold and silver) that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including ore and any other products resulting from the further milling, leaching, processing or other beneficiation of Minerals, including concentrates or doré bars.

“Mining Properties” means all right, title and interest of GAC in and to:

(i)

the patented claims, fee lands, mineral or mining leases, subsurface rights, extra-lateral rights, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned, leased or subleased, easements, rights-of-way, access rights, surface right or surface use agreements and any other right, title or interest to use the surface estate, all as more particularly described in Schedules A‑1 and A-2, and depicted in the map attached as Schedule B, together with all appurtenances thereto;

(ii)

the patented claims, fee lands, mineral or mining leases, subsurface rights, extra-lateral rights, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned, leased or subleased, easements, rights-of-way, access rights, surface rights and surface use agreements and any other right, title or interest to use the surface estate, in each case purchased or acquired by GAC or any of its Affiliates from and after the Effective Date and situated within the Area of Interest; and

(iii)

any amendments, relocations, adjustments, resurvey, additional locations, conversions of, or any renewal, amendment, other modification or extension, accession or succession to any Mining Properties referenced in paragraphs (i) or (ii) above, whether created privately or through government action.

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“Monthly Report” means a written report, in relation to any calendar month, prepared by GAC with respect to the Mine, detailing:

(i)	the types, tonnages and head grades of ore mined from the Mining Properties during such calendar month;

(ii)	the types, tonnages and grades of ore processed from the Mining Properties during such calendar month;

(iii)	with respect to any Mineral Processing Facility, the types of product produced (i.e., concentrate or doré), tonnages and concentrate grades during such calendar month and the resulting recoveries;

(iv)

the number of ounces of gold estimated to be contained in the product produced (i.e., doré or concentrate) during such calendar month, and, from and after the Variable Delivery Start Date, the number of ounces of gold and silver estimated to be contained in the product produced during such calendar month;

(v)	the tonnes and grade of any product delivered or shipped offsite during such calendar month;

(vi)	the Uncredited Balance on the last day of such calendar month;

(vii)	the stockpile of products mined from the Mining Properties (including tonnage and grade) situated at the Mine or at another site;

(viii)

the cumulative ounces of Refined Gold delivered pursuant to this Agreement, and from and after the Variable Delivery Start Date, the cumulative ounces of Refined Gold and Refined Silver delivered pursuant to this Agreement; and

(ix)	such other information in respect of gold and silver mined, produced, extracted or otherwise recovered from the Mining Properties, as may be reasonably requested by Sandstorm.

“New Control Seller” has the meaning set out in Section 8.2(b)(ii).

“New Control Person” has the meaning set out in Section 8.2(b)(iv).

“New Ultimate Parent” has the meaning set out in Section 8.2(b)(iii).

“New Owner” has the meaning set out in Section 8.2(a)(ii).

“New Seller” has the meaning set out in Section 8.2(a)(iii).

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“Net Proceeds” means with respect to the receipt of proceeds under Section 7.7(b), the aggregate amount received by the Seller or Affiliates of the Seller, less the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to Sandstorm upon request) incurred or paid to a third party by the Seller or Affiliates of the Seller in connection with the claim giving rise to such proceeds.

“NI 43-101” means National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“notice” has the meaning set out in Section 13.9.

“Offtake Agreement” means any agreement entered into by the Seller or any of its Affiliates with an Offtaker that relates to: (i) the sale of Produced Gold or Produced Silver to an Offtaker; (ii) the transfer of the entitlement to, or the benefit of, Produced Gold or Produced Silver to an Offtaker; or (iii) the smelting, refining or other beneficiation of Produced Gold or Produced Silver by an Offtaker for the benefit of the Seller or any of its Affiliates, as the same may be supplemented, amended, restated or superseded from time to time.

“Offtaker” means (i) any person other than an Affiliate of the Seller that purchases Produced Gold or Produced Silver from the Seller or any of its Affiliates; (ii) any person that is the recipient of a transfer of the entitlement to, or benefit of, Produced Gold or Produced Silver from the Seller or any of its Affiliates; or (iii) any person that takes delivery of Produced Gold or Produced Silver for the purpose of smelting, refining or other beneficiation of such Produced Gold or Produced Silver for the benefit of the Seller or any of its Affiliates.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other charges, metals losses, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage, a payment or otherwise.

“Offtaker Delivery” means the delivery of Produced Gold or Produced Silver to an Offtaker or the transfer of the entitlement to or benefit of Produced Gold or Produced Silver to an Offtaker, which for greater certainty shall not include any deliveries of Produced Gold or Produced Silver to persons subsequent to the first Offtaker acquiring such Produced Gold or Produced Silver.

“Offtaker Documentation” means a copy of all documents and information received from an Offtaker to which an Offtaker Payment relates, including any rejection of Minerals, sampling/assay information, umpire reports (if any), invoices and other settlement documents.

“Offtaker Payment” means (i) with respect to (A) Produced Gold or Produced Silver purchased by an Offtaker from the Seller or any of its Affiliates; or (B) Produced Gold or Produced Silver for which the entitlement to, or benefit of which, is transferred to an Offtaker, the receipt by the Seller or any of its Affiliates of any cash payment or other consideration (including any gold or silver credits) from the Offtaker in respect of any Produced Gold or Produced Silver; and (ii) with respect to Produced Gold or Produced Silver refined, smelted or otherwise beneficiated by an Offtaker on behalf of the Seller or any of its Affiliates, the receipt by the Seller or any of its Affiliates of any cash payment or Refined Gold or Refined Silver in accordance with the applicable Offtake Agreement.

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“Other Minerals” means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Mining Properties.

“ounce” means a troy ounce of 31.10 grams, metric, provided that if the measurement is 31.05 grams, metric or higher, then the measurement will be rounded up to the nearest troy ounce, and if the measurement is lower than 31.05 grams, metric, then the measurement will be rounded down to the nearest troy ounce.

“Outside Date” means the date that is 18 months from the Effective Date, as extended in accordance with Section 3.4.

“Overdue Gold Ounces” means the balance, from time to time, if any, of the number of ounces of Refined Gold that have not been delivered to Sandstorm when due in accordance with this Agreement.

“Overdue Silver Ounces” means the balance, from time to time, if any, of the number of ounces of Refined Silver that have not been delivered to Sandstorm when due in accordance with this Agreement.

“Owned Claims” has the meaning set out in paragraph 12 of Schedule D‑1.

“Owned Millsites” has the meaning set out in paragraph 12 of Schedule D‑1.

“Parties” means Sandstorm and the Seller, and “Party” means either of them.

“Payable Gold” means, subject to Section 2.9, 4% of the Reference Gold (prior to any Offtaker Charges) contained in any Offtaker Delivery.

“Payable Silver” means, subject to Section 2.9, 4% of the Reference Silver (prior to any Offtaker Charges) contained in any Offtaker Delivery.

“Permitted Debt” means:

(i)	obligations relating to bonds, letters of credit and other forms of surety issued or granted by, or for the benefit of, GAC securing reclamation obligations in respect of the Mining Properties;

(ii)	inter-company Debt that is subject to an Assignment, Subordination or Postponement of Claims, pursuant to Section 9.1(d);

(iii)

other Debt of GAC not included in paragraphs (i) and (ii) above, including Debt of GAC under capital leases and purchase money obligations, provided that such other Debt of GAC does not exceed $12,000,000 in the aggregate at any time.

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“Permitted Encumbrances” means any Encumbrance in respect of the Project Assets constituted by the following:

(i)

inchoate or statutory liens for Taxes, assessments, rents or charges and other statutory liens for payments not at the time due or payable, or which are being contested in good faith through appropriate proceedings;

(ii)

any reservations or exceptions contained in the original grants of land (excluding any royalties) or by applicable statute or the terms of any lease in respect of any portion of the Mining Properties or comprising any portion of the Mining Properties;

(iii)

minor discrepancies in the legal description or acreage of or associated with the Mining Properties or any adjoining properties which would be disclosed in an up to date survey and any registered easements and registered restrictions or covenants that run with the land which do not materially detract from the value of, or materially impair the use of the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(iv)

rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the Mining Properties, which do not in the aggregate materially detract from the use of the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(v)	liens or other rights granted by the Seller or any of its Affiliates to secure performance of statutory obligations or regulatory requirements (including reclamation obligations);

(vi)	Encumbrances for equipment leases or purchase money security interests for Project Assets with an aggregate value of no more than $12,000,000 at any time;

(vii)	the existing royalties as specified in Schedule H;

(viii)

in the case of Leased Claims, Owned Claims and Owned Millsites, the paramount title of the United States, and the obligations under the General Mining Law of 1872 and regulations pertaining to the same, and the various regulations of the United States Forest Service and the Bureau of Land Management, as well as the various Permits and Mining Plan of Operations, and any valid rights of third parties to use the surface or subsurface of the lands covered by such Owned Claims and Owned Millsites pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955;

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(ix)	applicable zoning and land use laws pertaining to the Mining Properties and ancillary facilities;

(x)	the priority of use for any water rights and limitations as designated in the water rights or by the Nevada State Engineer limiting water use;

(xi)	Encumbrances as security for the payment and performance of the Convertible Debenture;

(xii)	the Sandstorm Security;

(xiii)

any Encumbrance imposed by law and incurred in the ordinary course of business, including, without limitation, construction, builders’, warehousemen’s and mechanics’ liens and other similar Encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with IFRS have been established to the extent required by IFRS;

(xiv)

Encumbrances as a result of any judgment or order rendered or claim filed against a person which is being contested in good faith by proper legal proceedings (and as to which any enforcement proceedings shall have been suspended by operation of law or stayed pending an appeal or other proceeding) and for which appropriate reserves in accordance with IFRS have been established to the extent required by IFRS; and

(xv)

any rights of set-off with respect to any deposit account of the Seller, Pershing or GAC as applicable in favour of the financial institution at which such deposit account is maintained and not constituting a financing transaction.

“person” means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, government or any other type of organization, whether or not a legal entity.

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“Pershing” means Pershing Gold Corporation, a company existing under the laws of Nevada.

“Pershing Collateral” has the meaning set out in Section 9.1(b)(ii).

“Pershing PMDPA Guaranteed Obligations” has the meaning set out in Section 9.1(b)(i).

“Pershing Guarantee” has the meaning set out in Section 9.1(b)(i).

“Pershing Share Pledge Agreement” has the meaning set out in Section 9.1(b)(ii).

“Produced Gold” means any and all gold in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any gold derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including gold contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates and doré bars.

“Produced Silver” means any and all silver in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any silver derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including silver contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates and doré bars.

“Project Assets” means the Mining Properties, the Minerals, the Ancillary Rights and the Mineral Processing Facility and all other present and after-acquired real or personal property, used or acquired for use by GAC in connection with the development or construction of the Mine or the mining, production or extraction of the Minerals.

“Project Costs” means all costs and expenses that are or are expected to be incurred by GAC or any of its Affiliates to develop and construct the Mine, in accordance with the Development Plan approved by the Seller’s board of directors. For the avoidance of doubt, Project Costs shall not include costs and expenses incurred by GAC or any of its Affiliates directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Minerals on, in or under the Mining Properties or other similar exploration costs and expenses.

“Receiving Party” has the meaning set out in Section 6.5(a).

“Reference Gold” means the Produced Gold contained in any Minerals contained in an Offtaker Delivery.

“Reference Silver” means the Produced Silver contained in any Minerals contained in an Offtaker Delivery.

“Referring Party” has the meaning set out in Section 11.5(b).

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“Refined Gold” means marketable metal bearing material in the form of physical gold bars or coins refined to standards meeting or exceeding 995 parts per 1,000 fine gold and that otherwise meets the LBMA Good Delivery Rules.

“Refined Silver” means marketable metal bearing material in the form of physical silver bars or coins that is refined to standards meeting or exceeding 999 parts per thousand silver and that otherwise meets the LBMA Good Delivery Rules.

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101.

“Resources” means indicated, inferred and measured resources as defined and incorporated under NI 43-101.

“Restricted Person” means any person that:

(a)	is named, identified, described on or included on:

(i)

any publicly available lists maintained under the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), or under any regulations promulgated under any of the foregoing;

(ii)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)	the Specially Designated Nationals and Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(v)	the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(vi)	any publicly available lists maintained under any other Applicable Law of Canada or the United States relating to anti‑terrorism or anti‑money laundering;

(b)	is subject to trade restrictions under United States Governmental Requirement, including:

(i)	the International Emergency Economic Powers Act, 50 U.S.C.; or

(ii)

the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling Governmental Requirement or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107‑56; or

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(c)	is known to be an Affiliate of a person covered under sub‑paragraphs (a) or (b).

“Royalty Agreement” means the Net Smelter Returns Royalty Agreement between GAC and Premier Royalty, U.S.A. Inc. of same date.

“Sandstorm Security” has the meaning set out in Section 3.2(e)(v).

“Secured Party” has the meaning set out in Section 7.10(b).

“Security Agreements” means the Seller Share Pledge Agreement, the Pershing Guarantee, the Pershing Share Pledge Agreement, the GAC Guarantee, the GAC Security Agreements, the Assignment, Subordination and Postponement of Claims, and any other security agreement, instrument or document contemplated under this Agreement.

“Seller Collateral” has the meaning set out in Section 9.1(a).

“Seller Guarantee” has the meaning set out in Section 9.1(i).

“Seller Share Pledge Agreement” has the meaning set out in Section 9.1(a).

“Silver Market Price” means, with respect to any day, the per ounce silver fixing price in U.S. dollars quoted by the LBMA (currently in partnership with CME Group and Thomson Reuters) for Refined Silver on such day or, if such day is not a trading day, the immediately preceding trading day; provided that if, for any reason, the LBMA is no longer in operation, or if the price of Refined Silver is not confirmed, acknowledged by or quoted by the LBMA (currently in partnership with CME Group and Thomson Reuters), the Silver Market Price shall be determined by reference to the price of Refined Silver in a manner endorsed by the LBMA, failing which the Silver Market Price shall be determined by reference to the price of silver on another commercial exchange mutually acceptable to the Seller and Sandstorm, acting reasonably (and references to LBMA trading day in this agreement shall be adjusted accordingly).

“Stream Repurchase Notice” has the meaning set out in Section 2.9(a).

“Stream Repurchase Price” has the meaning set out in Section 2.9(a).

“subsidiary” has the meaning set out in the Business Corporations Act (British Columbia).

“Tax” or “Taxes” means all taxes, assessments and other governmental charge, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any federal, provincial, state or local government, or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal, provincial, and state income taxes), non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, net proceeds of mine taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

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“Term” has the meaning set out in Section 5.1.

“Time of Delivery” has the meaning set out in Section 2.5(a).

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest, excluding Expropriation Events.

“Ultimate Parent” has the meaning set out in Section 8.2(a)(iv).

“Uncredited Balance” means, at any time and from time to time, the outstanding uncredited balance of the Advance Payment, until it is reduced to nil in accordance with Section 2.2 and Section 2.8(b).

“Variable Delivery Start Date” means the date that is the fifth anniversary of the Fixed Delivery Start Date.

1.2 Statutory References

Any reference in this Agreement to a statute or a regulation or rule promulgated under a statute or to any provision contained therein shall be a reference to the statute, regulation, rule or provision as may be amended, restated, re-enacted or replaced from time to time.

1.3 Interpretation

(a)	Headings of Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b)	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(c)

The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(d)	References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.

(e)	References to a Party, Pershing or GAC in this Agreement means the Party Pershing or GAC, as applicable or its successors or permitted assigns.

(f)	A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and shall include all subsequent amendments and other modifications thereto.

1.4 Construction

The Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

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1.5 Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Vancouver time) on the next Business Day.

1.6 Dollar Amounts

Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States of America dollars.

1.7 Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A-1	–	Mining Properties
Schedule A-2	–	Royalty Burdens for Use in Calculating Purchase Price
Schedule B	–	Map of Mining Properties
Schedule C	–	Delivery Schedule
Schedule D-1	–	Representations and Warranties of the Seller
Schedule D-2	–	Disclosure Schedule
Schedule E	–	Representations and Warranties of Sandstorm
Schedule F	–	Form of Advance Request Draw Down Certificate
Schedule G	–	Sample Calculations of Stream Repurchase Payment
Schedule H	–	Royalties Encumbering Mining Properties
Schedule I	–	Inter-Creditor Principles
Schedule J	–	Schedule of Construction Contracts

ARTICLE 2

DELIVERY & PURCHASE AND SALE

2.1 Gold Delivery During the Fixed Delivery Period

Subject to and in accordance with the terms of this Agreement, during the Fixed Delivery Period, the Seller hereby agrees to deliver to Sandstorm, and Sandstorm hereby agrees to accept delivery from the Seller of, an amount of Refined Gold equal to the amounts set out in the delivery schedule attached at Schedule C hereto (collectively, the “Fixed Deliveries” and each a “Fixed Delivery”), on or before the delivery dates set out therein, free and clear of all Encumbrances.

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2.2 Uncredited Balance Reduction Amount

At each Time of Delivery of any Refined Gold delivered pursuant to Section 2.1, the Uncredited Balance shall be reduced by an amount equal to (i) the Gold Market Price on the Date of Delivery, multiplied by (ii) the number of ounces of Refined Gold delivered to Sandstorm on the Date of Delivery.

2.3 Purchase and Sale of Refined Gold and Refined Silver

(a)

Subject to and in accordance with the terms of this Agreement, from and after the Variable Delivery Start Date, the Seller hereby agrees to sell and deliver to Sandstorm, and Sandstorm hereby agrees to purchase from the Seller (i) an amount of Refined Gold equal to the Payable Gold, and (ii) an amount of Refined Silver equal to the Payable Silver, in each case free and clear of all Encumbrances. For clarity, the obligations under this Section 2.4 and Section 2.5 are in addition to, and not in substitution for, the Seller’s obligations under Section 2.1 with respect to the last six (6) months of the Fixed Delivery Period.

(b)	For greater certainty, Payable Gold and Payable Silver shall not be reduced for, and Sandstorm shall not be responsible for any Offtaker Charges, all of which shall be for the account of the Seller.

(c)	The Seller may deliver Refined Gold or Refined Silver physically produced from any source.

2.4 Delivery Obligations From and After the Variable Delivery Start Date

(a)	From and after the Variable Delivery Start Date, within fifteen (15) Days of the end of each calendar month in which an Offtaker Payment has occurred, the Seller shall sell and deliver to Sandstorm:

(i)	Refined Gold in an amount equal to the Payable Gold in the Offtaker Delivery to which such Offtaker Payment relates; and

(ii)	Refined Silver in an amount equal to the Payable Silver in the Offtaker Delivery to which such Offtaker Payment relates.

(b)	If an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(i)	for the purposes of complying with Section 2.4(a)(i), the amount of Payable Gold shall be calculated based on the quantity of Reference Gold used to calculate and pay the provisional payment;

(ii)	for the purposes of complying with Section 2.4(a)(ii), the amount of Payable Silver shall be calculated based on the quantity of Reference Silver used to calculate and pay the provisional payment; and

(iii)

within fifteen days of the end of any calendar month in which a final settlement of the Offtaker Delivery with the Offtaker is determined, the Seller shall sell and deliver to Sandstorm as part of such month’s delivery

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(A)

Refined Gold in an amount, if positive, equal to the Payable Gold used to determine the final settlement, less the number of ounces of Refined Gold sold and delivered to Sandstorm based on the provisional Offtaker Payment, as supported by the documentation provided pursuant to Sections 2.5(c) and 2.6. If such difference is negative, the Seller shall be entitled to set off and deduct such excess amount of Refined Gold from the next or contemporaneous monthly delivery of Refined Gold by the Seller to Sandstorm under this Agreement and any Purchase Price paid by Sandstorm in respect of such excess amount of Refined Gold shall be an amount owing by the Seller to Sandstorm, which amount shall be set off and deducted from the payment for the next or contemporaneously required deliveries of Refined Gold by the Seller to Sandstorm under this Agreement. Notwithstanding the foregoing, if such difference is negative and no further deliveries are to be made under this Agreement, Sandstorm shall deliver to the Seller any excess ounces of Refined Gold previously delivered to Sandstorm by the Seller and to the extent Sandstorm previously provided payment to the Seller for such excess ounces, the Seller shall refund such payment to Sandstorm; and

(B)

Refined Silver in an amount, if positive, equal to the Payable Silver used to determine the final settlement, less the number of ounces of Payable Silver sold and delivered to Sandstorm based on the provisional Offtaker Payment, as supported by the documentation provided pursuant to Sections 2.5(c) or 2.6. If such difference is negative, the Seller shall be entitled to set off and deduct such excess amount of Refined Silver from the next or contemporaneous monthly deliveries of Refined Silver by the Seller to Sandstorm under this Agreement and any Purchase Price paid by Sandstorm in respect of such excess amount of Refined Silver shall be an amount owing by the Seller to Sandstorm, which amount shall be set off and deducted from the payment for the next or contemporaneous required delivery of Refined Silver by the Seller to Sandstorm under this Agreement. Notwithstanding the foregoing, if such difference is negative and no further deliveries are to be made under this Agreement, Sandstorm shall deliver to the Seller any excess ounces of Refined Silver previously delivered to Sandstorm by the Seller and to the extent Sandstorm previously provided payment to the Seller for such excess ounces, the Seller shall refund such payment to Sandstorm.

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2.5 General Delivery Terms during the Term of the Agreement

(a)

The Seller shall sell and deliver to Sandstorm all Refined Gold and Refined Silver to be sold and delivered under this Agreement by way of credit (or physical allocation) to a metal account located in London, England designated by Sandstorm in writing from time to time (the “Designated Metal Account”). Sandstorm may change the location of the Designated Metal Account to a jurisdiction other than London, England upon not less than 10 Business Days prior written notice to the Seller. Upon any such designation, such metal account shall constitute the Designated Metal Account. Delivery of Refined Gold and Refined Silver to Sandstorm shall be deemed to have been made at the time and on the date Refined Gold or Refined Silver is credited to the Designated Metal Account (the “Time of Delivery” on the “Date of Delivery”). Title to, and risk of loss of, Refined Gold and Refined Silver shall pass from the Seller to Sandstorm at the Time of Delivery. Subject to Section 2.5(b), all costs and expenses pertaining to each delivery of Refined Gold and Refined Silver shall be borne by the Seller.

(b)

For so long as Sandstorm’s metal accounts are in a Designated Jurisdiction, all costs and expenses pertaining to each delivery of Refined Gold or Refined Silver to Sandstorm shall be borne by the Seller. If Sandstorm specifies delivery to a jurisdiction other than a Designated Jurisdiction, then Sandstorm will be responsible for any additional costs and expenses resulting therefrom (including incremental Taxes, whether or not charged to Sandstorm, and additional administrative and compliance costs) incurred by the Seller over the costs and expenses that would have applied in the previous Designated Jurisdiction. In this regard, the Seller will cooperate with Sandstorm and provide any necessary information concerning the Seller and/or the Mine reasonably requested by Sandstorm so that Sandstorm can determine whether there will be any additional costs and expenses for which it will be responsible.

(c)	Promptly, and in any event no later than two (2) Business Days, after receipt thereof by the Seller or any of its Affiliates, the Seller shall deliver to Sandstorm by email all Offtaker Documentation.

(d)

For all deliveries of Refined Gold or Refined Silver under this Agreement, the Seller shall notify Sandstorm in writing at least one (1) Business Day before any delivery and credit to the account of Sandstorm of:

(i)	the number of ounces of Refined Gold and Refined Silver to be delivered and credited; and

(ii)	the estimated date of delivery and credit.

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(e)	The Seller represents, warrants and covenants to Sandstorm that, at each Time of Delivery:

	(i)	it will be the legal and beneficial owner of the Refined Gold and Refined Silver delivered to Sandstorm in accordance with Section 2.6(a);

	(ii)	it will have good, valid and marketable title to such Refined Gold and Refined Silver; and

	(iii)	such Refined Gold and Refined Silver shall be free and clear of all Encumbrances.

2.6 Invoicing

Promptly following the Time of Delivery of any Refined Gold or Refined Silver delivered pursuant to Sections 2.3 and 2.4, the Seller shall deliver to Sandstorm an invoice setting out:

(a)	the number of ounces of Refined Gold and Refined Silver so credited, and

(b)	the Purchase Price for such Refined Gold and Refined Silver.

2.7 Purchase Price

(a)

Subject to Section 2.7(b), Sandstorm shall pay to the Seller a purchase price for each ounce of Refined Gold and Refined Silver sold and delivered by the Seller to Sandstorm under Sections 2.3 and 2.4 of this Agreement (the “Purchase Price”) equal to:

(i)

30% of the Gold Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Gold relating to Produced Gold mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of 2% or less;

(ii)

30% of the Silver Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Silver relating to Produced Silver mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of 2% or less;

(iii)

50% of the Gold Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Gold relating to Produced Gold mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of greater than 2%, but less than or equal to 4.5%;

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(iv)

50% of the Silver Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Silver relating to Produced Silver mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of greater than 2%, but less than or equal to 4.5%;

(v)

65% of the Gold Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Gold relating to Produced Gold mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of greater than 4.5%; and

(vi)

65% of the Silver Market Price on the LBMA trading day immediately prior to the Date of Delivery, payable in cash, for deliveries of Refined Silver relating to Produced Silver mined, produced, extracted or otherwise recovered from the portion(s) of the Mining Properties burdened by net smelter return royalty obligations of greater than 4.5%.

(b)

For the Mining Properties in which GAC holds an interest as of the Effective Date, the Purchase Price payable under this Section 2.7 shall be based on the royalty obligations set forth on Schedule A-2, notwithstanding the actual royalty obligations that burden such Mining Properties as of the Effective Date.

(c)

For Mining Properties acquired in the Area of Interest after the Effective Date, the Purchase Price payable under this Section 2.7 shall be based on the net smelter return royalty obligations that burden such Mining Properties on the date of acquisition by GAC or any of its Affiliates and any royalty obligation comprising all or a portion of the purchase price for any such property.

(d)

For purposes of Section 2.7(c), the applicable percentage net smelter royalty obligation shall be determined based on (i) the percentage actually set forth in any agreement creating or amending such a royalty, if the referenced royalty is based on a percentage of net smelter returns, or (ii) the equivalent net smelter return royalty percentage if the applicable royalty is expressed in terms other than a percentage of net smelter returns (such equivalent percentage to be mutually agreed to by the Parties or established pursuant to the provisions of Section 11.4.).

2.8 Payment

(a)

Payment by Sandstorm for each delivery of Refined Gold or Refined Silver pursuant to Sections 2.3 and 2.4 shall be made promptly and in any event not later than five (5) Business Days after the Date of Delivery.

(b)

If the Uncredited Balance has not been reduced to nil by the Variable Delivery Start Date in accordance with Section 2.2, then the Uncredited Balance shall continue to be reduced when Sandstorm pays the Purchase Price for each ounce of Refined Gold and Refined Silver to the Seller pursuant to Section 2.8(a) by:

(i)

crediting the difference between the Gold Market Price on the LBMA trading day immediately prior to the Date of Delivery and the Purchase Price for each ounce of Refined Gold delivered under Sections 2.3 and 2.4 against the Uncredited Balance; and

(ii)

crediting the difference between the Silver Market Price on the LBMA trading day immediately prior to the Date of Delivery and the Purchase Price for each ounce of Refined Silver delivered under Sections 2.3 and 2.4 against the Uncredited Balance;

in each case until the Uncredited Balance has been reduced to nil.

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2.9 Stream Repurchase Option

(a)

The Seller may, at any time after the Effective Date, upon at least 15 days’ prior written notice to Sandstorm (the “Stream Repurchase Notice”), elect to reduce Payable Gold and Payable Silver from 4% to 2% of Reference Gold and Reference Silver, respectively, by delivering, in accordance with the procedures set forth in Section 2.5, to Sandstorm 4,000 ounces of Refined Gold, plus any accrued interest payable in accordance with Section 2.9(c) (the “Stream Repurchase Price”).

(b)	Upon payment of the Stream Repurchase Price:

	(i)	Payable Gold shall be 2% of the Reference Gold (prior to any Offtaker Charges) contained in any Offtaker Delivery; and

	(ii)	Payable Silver shall be 2% of the Reference Silver (prior to any Offtaker Charges) contained in any Offtaker Delivery;

and the definitions of “Payable Gold” and “Payable Silver” set forth in Section 1.1 shall be deemed amended accordingly.

(c)

From and after the Effective Date, the amount of the Stream Repurchase Price shall increase at a rate of 10% per annum, compounded annually and calculated on a pro-rata monthly basis. Schedule G sets forth hypothetical working examples of how the Stream Repurchase Price, plus the accrued interest is to be calculated.

(d)	Sandstorm shall discuss in good faith with the Seller, any proposals made by the Seller regarding the prepayment of Fixed Deliveries.

ARTICLE 3

ADVANCE PAYMENT

3.1 Advance Payment

In consideration for Seller’s agreement to deliver and sell Refined Gold and Refined Silver to Sandstorm under and pursuant to the terms of this Agreement, Sandstorm hereby agrees to pay to the Seller an advance payment in cash in the amount of $25,000,000 (the “Advance Payment”), payable in accordance with Sections 3.2 and 3.4. Sandstorm shall not be entitled to demand repayment of all or any portion of the Advance Payment except to the extent expressly set forth in this Agreement.

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3.2 Conditions Precedent to Advance Payment Payments

Sandstorm shall not be required to begin funding the Advance Payment to the Seller pursuant to Section 3.4, prior to the satisfaction and fulfilment of each of the following conditions (collectively, the “Advance Payment Funding Conditions”):

(a)	Equity Financing. The Seller shall have completed a private placement or other equity financing for gross proceeds of not less than US$15,000,000.

(b)

Mine Agreements. The Seller and/or GAC shall have entered into: (i) the mine construction contractor agreements with respect to the construction of the Mine identified on the attached Schedule J (the “Mine Construction Contractor Agreements”), and (ii) a mine operating agreement with respect to the operation of the Mine by a third party (the “Mine Operating Agreement”), in each case in form and substance satisfactory to Sandstorm acting reasonably, and the Seller shall have delivered a true and correct copy of such agreements to Sandstorm;

(c)

Approval of Development Plan and Mine Construction. The board of directors of the Seller shall have approved a Development Plan and the commencement of construction of the Mine in accordance with the Development Plan, and the Seller shall have delivered, in form and substance satisfactory to Sandstorm, acting reasonably, certified resolutions of the board of directors of the Seller authorizing and approving (i) the Development Plan and (ii) the commencement of construction of the Mine in accordance with the Development Plan;

(d)

 Approvals. The Seller shall have provided evidence satisfactory to Sandstorm, acting reasonably, that, as of the date of the Initial Advance, all Approvals necessary for the construction and development of the Mine, and the acquisition of any Project Assets, as contemplated by the Development Plan, have either been obtained and received by GAC and continue to be in place without challenge or appeal, to the extent reasonably considered necessary by the Board of Directors of the Seller given the current stage of development and construction of the Mine, or that are expected to be obtained in the ordinary course of business by the time they are necessary;

(e)	Security Agreements. The Seller shall have delivered to Sandstorm:

(i)	the Seller Guarantee, the Pershing Guarantee, and the GAC Guarantee, duly executed by the Seller, Pershing and GAC, respectively, in form and substance satisfactory to Sandstorm, acting reasonably;

(ii)	the Seller Share Pledge Agreement and the Pershing Share Pledge Agreement, duly executed by the Seller and Pershing, respectively, in form and substance satisfactory to Sandstorm, acting reasonably;

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(iii)	the GAC Security Agreements, duly executed by GAC, in form and substance satisfactory to Sandstorm, acting reasonably;

(iv)	an Assignment, Subordination and Postponement of Claims duly executed by each Affiliate of GAC to whom any debt, liability or obligation is owed by GAC; and

(v)

evidence in form satisfactory to Sandstorm, acting reasonably, that the Seller, Pershing and GAC shall have made, or arranged for, all such registrations, filings and recordings in all such jurisdictions, and shall have done all such other acts and things as may be necessary or advisable to create, perfect or preserve the first-ranking charges and security interests granted by the Seller, Pershing and GAC in favour of Sandstorm pursuant to the Security Agreements, subject to Permitted Encumbrances (the “Sandstorm Security”);

(f) Seller Legal Opinion. The Seller shall have delivered to Sandstorm favourable opinions, in form and substance satisfactory to Sandstorm, acting reasonably, from external legal counsel to the Seller as to customary matters for a transaction of this nature, including (i) the legal status of the Seller; (ii) the authority of the Seller to execute and deliver this Agreement, the Convertible Debenture, the Seller Guarantee and the Seller Share Pledge Agreement; (iii) the execution and delivery of this Agreement, the Convertible Debenture, the Seller Guarantee and the Seller Share Pledge Agreement, and the enforceability thereof against the Seller; (iv) the registrations, filings and recordings made to create, perfect and otherwise preserve the charges and security interests granted in favour of Sandstorm under the Seller Share Pledge Agreement; and (v) the results of the usual searches that would be conducted in each of the relevant jurisdictions in connection with the charges and security interests granted in favour of Sandstorm under the Seller Share Pledge Agreement;

(g) Pershing Legal Opinion.Pershing shall have delivered to Sandstorm favourable opinions, in form and substance satisfactory to Sandstorm, acting reasonably, from external legal counsel to Pershing as to customary matters for a transaction of this nature, including: (i) the legal status of Pershing; (ii) the authority of Pershing to execute and deliver the Pershing Guarantee and the Pershing Share Pledge Agreement; (iii) the execution and delivery of the Pershing Guarantee and the Pershing Share Pledge Agreement, and the enforceability thereof against Pershing; (iv) the registrations, filings and recordings made to create, perfect and otherwise preserve the charges and security interests granted in favour of Sandstorm under the Pershing Share Pledge Agreement; and (v) the results of the usual searches that would be conducted in each of the relevant jurisdictions in connection with the charges and security interests granted in favour of Sandstorm under the Pershing Share Pledge Agreement;

(h) GAC Legal Opinion. GAC shall have delivered to Sandstorm favourable opinions, in form and substance satisfactory to Sandstorm, acting reasonably, from external legal counsel to GAC as to customary matters for a transaction of this nature, including: (i) the legal status of GAC; (ii) the authority of GAC to execute and deliver the Royalty Agreement, the GAC Guarantee and the GAC Security Agreements; (iii) the execution and delivery of the Royalty Agreement, the GAC Guarantee and the GAC Security Agreements, and the enforceability thereof against GAC; (iv) the registrations, filings and recordings made to create, perfect and otherwise preserve the charges and security interests granted in favour of Sandstorm under the GAC Security Agreements; (v) the results of the usual searches that would be conducted in each of the relevant jurisdictions in connection with the charges and security interests granted in favour of Sandstorm under the GAC Security Agreements; and (vi) title to the Mining Properties;

(i) Certificates of Good Standing. Each of the Seller, Pershing and GAC shall have delivered a certificate of good standing to Sandstorm dated as of the date of the officer’s certificates set out in Sections 3.2(j), 3.2(k) and 3.2(l);

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(j) Seller Officer Certificate. The Seller shall have delivered to Sandstorm an executed certificate of a senior officer of the Seller, in form and substance satisfactory to Sandstorm, acting reasonably, as to (i) the constating documents of the Seller, (ii) the resolutions of the board of directors or other comparable authority of the Seller authorizing the execution, delivery and performance of this Agreement, the Convertible Debenture, the Seller Guarantee, the Seller Share Pledge Agreement, and the transactions contemplated hereby and thereby, (iii) the names, positions and true signatures of the persons authorized to sign this Agreement, the Convertible Debenture, the Seller Guarantee and the Seller Share Pledge Agreement; and (iv) such other customary matters pertaining to the transactions contemplated hereby as Sandstorm may reasonably require;

(k) Pershing Officer Certificate. Pershing shall have delivered to Sandstorm an executed certificate of a senior officer of Pershing, in form and substance satisfactory to Sandstorm, acting reasonably, as to (i) the constating documents of the Pershing, (ii) the resolutions of the board of directors of Pershing authorizing the execution, delivery and performance of the Pershing Guarantee, the Pershing Share Pledge Agreement and the transactions contemplated thereby, (iii) the names, positions and true signatures of the persons authorized to sign the Pershing Guarantee and the Pershing Share Pledge Agreement; and (iv) such other customary matters pertaining to the transactions contemplated hereby as Sandstorm may reasonably require; and

(l) GAC Officer Certificate. GAC shall have delivered to Sandstorm an executed certificate of a senior officer of GAC, in form and substance satisfactory to Sandstorm, acting reasonably, as to (i) the constating documents of GAC, (ii) the resolutions of the board of directors of GAC authorizing the execution, delivery and performance of the Royalty Agreement, the GAC Guarantee, the GAC Security Agreements, and the transactions contemplated thereby, (iii) the names, positions and true signatures of the persons authorized to sign the Royalty Agreement, the GAC Guarantee and the GAC Security Agreements; and (iv) such other customary matters pertaining to the transactions contemplated hereby as Sandstorm may reasonably require.

Each of the conditions set forth in Section 3.2 is for the exclusive benefit of Sandstorm and may only be waived by it in its sole discretion. Sandstorm shall promptly notify the Seller when Sandstorm determines that the Advance Payment Funding Conditions have been met or makes a decision to waive any or all of those conditions and Sandstorm shall use all commercially reasonable efforts to make such determination or decide to grant such waivers on a timely basis.

3.3Satisfaction of the Advance Payment Funding Conditions

The Seller shall use all reasonable commercial efforts and take all reasonable commercial action as may be necessary or advisable to satisfy and fulfil the Advance Payment Funding Conditions as promptly as reasonably practicable. The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

3.4Payment of the Advance Payment and Conditions Precedent

(a) Subject to Section 3.4(b), following the satisfaction of the Advance Payment Funding Conditions set out in Section 3.2, Sandstorm shall pay the Advance Payment to the Seller as follows:

(i) an initial amount equal to the estimated Project Costs reasonably expected to be incurred by GAC during the 60 day period following the Initial Advance Payment Date (the “Initial Advance”), in the amount specified in the Initial Advance Request, on the Initial Advance Payment Date; and

(ii) an amount equal to the estimated Project Costs reasonably expected to be incurred by GAC in the 60 day period following each subsequent Advance Payment Date (each, a “Bi-Monthly Advance”), in the amount specified in each Advance Request, on each Advance Payment Date; provided that, the first Bi-Monthly Advance shall not be made until at least 60 days after the Initial Advance Payment Date, and each subsequent Bi-Monthly Advance shall not be made until at least 60 days after the previous Advance Payment Date as set forth in the applicable Advance Request.

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(b) Sandstorm shall pay the Initial Advance and Bi-Monthly Advance, as applicable, to the Seller upon satisfaction of the following conditions:

(i)Advance Request.The Seller shall have delivered to Sandstorm an Initial Advance Request or Advance Request, as applicable, no less than seven (7) Business Days before the requested Initial Advance Payment Date or Advance Payment Date, as applicable, specified in such Initial Advance Request or Advance Request, as applicable;

(ii)Mine Construction. The Seller and GAC shall have provided evidence satisfactory to Sandstorm, acting reasonably, that construction of the Mine is continuing as of such date or has been completed (or, in the case of the Initial Advance, will commence following payment of the Initial Advance in accordance with the Initial Advance Request), in either case in accordance with the Development Plan in all material respects;

(iii)Project Costs. The Project Costs remaining to be incurred by the Seller and GAC to achieve commercial operation of the Mine (based upon the Development Plan) do not exceed the aggregate of (x) the unspent or undrawn balance of the Advance Payment, (y) the Seller’s and GAC’s cash and cash equivalents committed for use to develop and construct the Mine, and (z) any binding third party funding commitments (including amounts available under the Convertible Debenture) available to the Seller and GAC on an unconditional basis, or conditional only to Sandstorm funding the Advance Payment or the amounts under the Convertible Debenture, or subject only to conditions that Sandstorm believes, acting reasonably will be satisfied by the Seller or GAC, as applicable; and

(iv)Bring-Down Certificate. The Seller shall have executed and delivered to Sandstorm a certificate of a director or senior officer of the Seller, in the form attached hereto as Schedule F, dated as of the Initial Advance Payment Date or applicable Advance Payment Date, as the case may be.

(c) Each of the conditions set forth in this Section 3.4(b) is for the exclusive benefit of Sandstorm and may only be waived by it in its sole discretion. If any of the conditions set forth in Section 3.4(b) have not been satisfied, Sandstorm may elect in writing to waive the condition. Any such waiver and election by Sandstorm will only serve as a waiver of the specific condition and the Seller will have no liability with respect to the specific waived condition.

(d) If the conditions set forth in Section 3.4(b) have not been satisfied in full on the Initial Advance Payment Date or Advance Payment Date, as specified in the Initial Advance Request or Advance Request, as applicable, and such conditions have not been waived by Sandstorm pursuant to Section 3.2(c), then the obligation to pay the Initial Advance or the Bi-Monthly Advance, as applicable, shall be deferred until seven (7) Business Days following the satisfaction of all such conditions.

(e) Subject to Section 3.4(g), the obligations of the Seller under this Agreement, including the Seller’s obligations under Article 2, shall apply despite any deferral of the payment of any Bi-Monthly Advance pursuant to section 3.4(d).

(f) If, by the Outside Date, the Seller has not satisfied the conditions for the Initial Advance, or Sandstorm has not paid the Initial Advance to the Seller pursuant to an Initial Advance Request, and construction of the Mine has not commenced in accordance with the Development Plan, then Sandstorm, at its sole option, shall have the right, upon written notice to the Seller, to:

(i) on a month-by-month basis, extend both (A) the Outside Date by an additional month, and (B) the Fixed Delivery Start Date to the first day of the calendar month immediately following the month in which Sandstorm pays the Initial Advance to the Seller; or

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(ii) at any time prior to receiving the Initial Advance Request, terminate this Agreement without liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.

For the avoidance of doubt, if Sandstorm has not notified the Seller within 14 days after the Outside Date, or within 14 days after each postponed month, that it has elected one of the two foregoing options, then Sandstorm shall be deemed to have chosen the option in sub-paragraph (i).

(g) If, prior to any particular Fixed Delivery, (1) Sandstorm has paid the Initial Advance to the Seller, or (2) construction of the Mine has commenced in accordance with the Development Plan but Sandstorm has not paid the Initial Advance to the Seller, and (3) the Seller promptly notifies Sandstorm in writing no earlier than 30 days prior to such Fixed Delivery, on a bona fide basis, that the construction of the Mine has been suspended and such suspension is reasonably expected to continue after the Outside Date for a period in excess of 90 days, and (4) the First Gold Pour has not been achieved, then Sandstorm, at its sole option, shall have the right, upon written notice to the Seller, to:

(i) on a month-by-month basis, postpone all deliveries of Refined Gold and Refined Silver that are required to be made hereunder until the resumption of the construction of the Mine; or

(ii) terminate this Agreement without liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination. In the event of such termination, the Seller shall refund the Uncredited Balance within 60 days of the termination of this Agreement.

For the avoidance of doubt, if Sandstorm has not notified the Seller within 14 days of the delivery of such suspension notice, or within 14 days after each postponed month, that it has elected one of the two foregoing options, then Sandstorm shall be deemed to have chosen the option in sub-paragraph (i), and, once the First Gold Pour has occurred, this Section 3.4(g) shall no longer be operative.

(h) Subject to Section 3.4(g), if, by the Outside Date, construction of the Mine has commenced in accordance with the Development Plan, then the Seller’s delivery obligations under Article 2 shall commence on the Fixed Delivery Start Date.

(i) Notwithstanding anything else in this Agreement, if the Mine has achieved commercial production, as determined by the Board of Directors of the Seller, acting in good faith, then the Seller may, by written notice to Sandstorm, demand payment of any unpaid portion of the Advance Payment within 30 days of such notice.

3.5 Default in Payment of the Advance Payment

(a) If Sandstorm fails to advance any portion of the Advance Payment when required in accordance with this Article 3, and such default has not been cured within 10 Business Days of receipt of written notice from the Seller notifying Sandstorm of such default (the “Cure Period”), then subject to Section 3.5(b), Sandstorm shall be in default of its obligations under this Agreement. For greater certainty, Sandstorm shall not be in default of its obligation to advance any portion of the Advance Payment when required in accordance with this Article 3 until the expiry of the Cure Period.

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(b) During the Cure Period, Sandstorm may provide written notice to the Seller of its good faith determination that the funding condition set out in Section 3.4(b)(iii) has not been satisfied (the “Expert Review Request Notice”), in which case Sandstorm shall not be in default at such time under Section 3.5(a), and the Parties shall request that KPMG or some other mining engineering or consulting firm that is mutually agreeable to the Parties, and that has not been retained to provide professional services to Sandstorm, the Seller, GAC or an Affiliate of Sandstorm or the Seller in the five (5) year period prior to the date of the Expert Review Request Notice (the “Independent Auditor”), determine whether the condition precedent set out in Section 3.4(b)(iii) has been satisfied. Each Party shall furnish to the Independent Auditor those working papers, schedules and other documents, accounting books and records and information relating to the items in dispute, that are available to that Party or its auditors as the Independent Auditor may require, in order to reach this determination. The Parties shall instruct the Independent Auditor that it shall restrict its review to determining, in its reasonable professional judgement, whether Sandstorm was acting reasonably when making the determination that the condition precedent set out in Section 3.4(b)(iii) has or has not been satisfied, that time is of the essence in proceeding with its determination of such dispute and that a decision must be provided in writing to the Parties within 30 days of the date the dispute was referred to the Independent Auditor. The decision of the Independent Auditor with respect to such dispute shall be in writing and, absent any manifest error, shall be final and binding on the Seller and Sandstorm with no rights of challenge, review or appeal to the courts or an arbitrator in any manner. The Independent Auditor, in making its determination of such dispute, is acting as an expert and not as an arbitrator and is not required to engage in a judicial inquiry carried out in a judicial manner.

(c) If the Independent Auditor reaches a conclusion in favour of Sandstorm that Sandstorm acted reasonably when making the determination that the condition precedent set out in Section 3.4(b)(iii) has not been satisfied, then the Seller shall pay all of the fees and expenses of the Independent Auditor, and the condition precedent set out in Section 3.4(b)(iii) shall be deemed not to have been satisfied and such obligation to pay the Initial Advance or Bi-Monthly Advance, as applicable, shall be deferred until ten (10) Business Days following the satisfaction of such condition.

(d) If the Independent Auditor reaches a conclusion in favour of the Seller that Sandstorm did not act reasonably when making the determination that the condition precedent set out in Section 3.4(b)(iii) has not been satisfied, then Sandstorm shall pay all of the fees and expenses of the Independent Auditor, and Sandstorm shall pay the amount of the Initial Advance or Bi-Monthly Advance, as applicable, under dispute to the Seller within 10 Business Days following receipt in writing of the final determination of the Independent Auditor. If Sandstorm fails to fund such amount within such 10 Business Day time period, then:

(i) the Seller shall have the right to terminate this Agreement at the expiry of such 10 Business Day period (which 10 Business Day period may be extended by the Seller in its sole discretion by notice in writing delivered to Sandstorm prior to the expiry of such 10 Business Day period) upon written notice to Sandstorm; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination; and

(ii) the Seller shall refund the portion of the Uncredited Balance within three (3) months of the date of such termination.

3.6 Use of Advance Payment

The Seller shall ensure that, unless the construction and development of the Mine has been completed, that the Advance Payment is used for the development and construction of the Mine in accordance with the Development Plan, including the start-up of the Mine.

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ARTICLE 4

CONSTRUCTION AND DEVELOPMENT

4.1 Construction Period

The Seller shall cause construction in respect of the Mine to be completed in a manner materially consistent with the Development Plan, as the same may be amended from time to time without the prior written consent of Sandstorm; provided, however, that the prior written consent of Sandstorm shall be obtained for any amendment of the Development Plan that has a Material Adverse Effect. The Seller shall promptly notify Sandstorm in writing of any material departure from or proposed change to the Development Plan. Until the First Gold Pour has occurred, the Seller shall provide Sandstorm monthly progress reports no later than 15 days following the end of each calendar month, updating the construction and development of the Mine, including costs incurred but not yet paid, costs incurred and paid, and an estimate of costs still to be incurred, compared to the Development Plan.

4.2 First Gold Pour

The Seller shall deliver or cause to be delivered to Sandstorm, within five (5) Business Day of the First Gold Pour, written notice signed by a director or senior officer of the Seller and GAC certifying that the First Gold Pour has been achieved.

ARTICLE 5

TERM

5.1 Term

The term of this Agreement shall commence on the Effective Date and, subject to Sections 3.4(f)(ii), 3.4(g)(ii), 3.5(d)(i) and11.2(a)(ii), shall continue until the date that is 50 years from the Effective Date (the “Initial Term”). Sandstorm may terminate this Agreement at the end of the Initial Term by providing the Seller, prior to the expiry of the Initial Term, with written notice of its intention to terminate. If Sandstorm has not provided such notice prior to the expiry of the Initial Term, then this Agreement shall continue in full force and effect for successive 10 year periods (each, an “Additional Term” and together with the Initial Term, the “Term”) unless and until Sandstorm provides written notice to the Seller terminating this Agreement at the end of the then current Additional Term. For greater certainty, obligations under this Agreement with respect to ore that has been mined, produced, extracted or otherwise recovered from the Mining Properties prior to the end of the Term shall continue after the expiry of the Term until such obligations have been satisfied in full.

ARTICLE 6

REPORTING; BOOKS AND RECORDS

6.1 Reporting Requirements

(a) During the Fixed Delivery Period, and for each calendar month thereafter during which production of Produced Gold or Produced Silver occurs, the Seller shall deliver to Sandstorm a Monthly Report on or before the 30th day after the last day of each such calendar month.

(b) Within 45 days after the end of each calendar year, and promptly whenever a material update to any life of mine plan in respect of the Mining Properties is adopted by management of the Seller or GAC, the Seller shall provide to Sandstorm:

(i) the annual production forecast for gold and silver from the Mining Properties during the then current calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

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(ii) a list of assumptions used in developing the forecasts referred to in paragraph (i), including the types, tonnages, grade and gold and silver recoveries of ore from the Mining Properties during the applicable forecast period;

(iii) a statement setting out an estimate of the gold and silver Reserves and Resources for the Mining Properties and the assumptions used; and

(iv) an annual operating budget for the Mine.

The Seller shall use good faith efforts to compile the information in the reports delivered pursuant to this Section 6.1(b). Sandstorm shall rely on such information at its sole risk and Seller shall have no liability in connection therewith except as a result of Seller’s gross negligence or wilful misconduct.

(c) From and after the Effective Date until the Uncredited Balance is reduced to nil, the Seller shall promptly notify Sandstorm of any additional or new Permitted Debt.

(d) From and after the Effective Date, the Seller shall promptly notify Sandstorm of: (i) any additional or new material Permitted Encumbrances granted by GAC or any Affiliate over, or created by GAC or any Affiliate in respect of, the Project Assets; and (ii) any changes to any material Permitted Encumbrances granted by GAC or any Affiliate over, or created by GAC or any Affiliate in respect of, the Project Assets.

(e) During the Term, the Seller shall provide Sandstorm with written notice of each of the following events promptly upon the Seller or any of its Affiliates becoming aware of or having knowledge of such event:

(i) the occurrence of an Event of Default, or any event or circumstance which, with notice or lapse of time or both, would become an Event of Default or may result in an Event of Default; and

(ii) the occurrence of a Material Adverse Effect;

in each case, accompanied by a written statement by a senior officer of the Seller setting forth details of the occurrence referred to therein.

6.2 Books and Records

The Seller shall keep, and cause GAC to keep, true, complete and accurate Books and Records. The Seller shall permit, and shall cause GAC to permit, Sandstorm and its authorized representatives and agents to perform audits, reviews and other examinations of the Books and Records from time to time solely for the purpose of confirming compliance with the terms of this Agreement, upon not less than seven (7) Business Days’ prior written notice from Sandstorm to the Seller, or such other minimum time period required by Applicable Law, at mutually agreeable times during normal business hours, and in such a manner so as not to unreasonably interfere with the Seller and GAC’s day-to-day business activities; provided that Sandstorm and their authorized representatives and agents will not exercise such rights more often than once during any calendar year absent the existence of an Event of Default, or absent a material deficiency identified during a previous audit or review, in which case such rights may be exercised at such periods as may be reasonably determined by Sandstorm (and in any event at least once during any calendar quarter) until no material deficiencies are identified during four consecutive audits or reviews, at which point Sandstorm will once again be limited to exercising such rights once per calendar year. In conducting such audits, reviews or other examinations, Sandstorm may, at its expense, obtain or make copies of such Books and Records. For greater certainty, the Books and Records and all information derived therefrom shall be subject to Section 6.5 hereof.

6.3 Technical Reports

(a) The Seller shall prepare, or cause to be prepared, technical reports on the Mining Properties in compliance with NI 43-101, as and when required by Applicable Laws. The Seller shall provide to Sandstorm an advance draft copy of any technical report on the Mining Properties prepared in compliance with NI 43-101 before it is filed on SEDAR or otherwise publicly announced, and in any event not less than five (5) Business Days before it is so filed.

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(b) At the written request of Sandstorm and at Sandstorm’s sole cost, the Seller shall use commercially reasonable efforts, and cause GAC to use commercially reasonable efforts, to provide to Sandstorm or its Affiliates with the following materials to the extent required to permit Sandstorm to comply with its reporting requirements and continuous disclosure obligations under Applicable Law:

(i) qualified persons’ consents and qualified persons’ certificates (with respect to technical reports pertaining to the Mining Properties);

(ii) technical data, records or information pertaining to the Mining Properties, as would reasonably be necessary to prepare a technical report in compliance with NI 43-101, in the possession or control of the Seller, GAC or any of their Affiliates;

(iii) copies of any technical report in respect of the Mining Properties and to cause the authors of such technical report to have such technical report addressed directly to Sandstorm if Sandstorm is required to file such technical reports under NI 43‑101; and

(iv) such other scientific and technical information as Sandstorm reasonably requests for the purpose of Sandstorm:

(A) preparing a technical report on the Mining Properties in accordance with NI 43-101; and

(B) complying with the continuous disclosure obligations of Sandstorm or any of its Affiliates under Applicable Laws.

(c) Sandstorm shall provide to the Seller an advance draft copy of any technical report on the Mining Properties prepared in compliance with NI 43-101 before it is filed on SEDAR or otherwise publicly announced, and in any event not less than five (5) Business Days before it is filed.

(d) Sandstorm will defend, indemnify and hold harmless any qualified person (as such term is defined in NI 43-101) who provides his or her services as a qualified person to Sandstorm or its Affiliates for any Losses suffered or incurred by such qualified person in connection with the technical reports, consents, certificates and other documents prepared or delivered under Section 6.3(b), and will confirm and agree to such indemnity in writing at the request of that qualified person.

6.4 Inspections

Subject at all times to the workplace rules and supervision of the Seller, the Seller hereby grants, and shall cause GAC to grant, to Sandstorm and its representatives and agents, at reasonable times and upon not less than seven (7) Business Days’ prior written notice, or such other minimum time period required by Applicable Law, and at Sandstorm’s sole risk and expense (except for the Seller’s or GAC’s gross negligence or willful misconduct), the right to access and physically inspect the Mine, to monitor and review GAC’s mining operations on the Mining Properties and to confirm compliance with the terms and conditions of this Agreement and to prepare technical reports in accordance with NI 43-101 and as otherwise required by Applicable Laws. Sandstorm shall defend, indemnify and hold the Seller and its Affiliates harmless from and against all Losses arising from or related to all claims for damages, including injury or damage to persons or property, or death, sustained by Sandstorm, its agents or employees while in or upon the Mining Properties, except to the extent the same are caused by the Seller’s or GAC’s gross negligence or wilful misconduct.

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6.5 Confidentiality

(a) Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, any information (whether written, oral or in electronic or other format) received or reviewed by such Party (a “Receiving Party”) from the other Party, its Affiliates, employees, officers, directors, advisors, agents or representatives (a “Disclosing Party”) as a result of or in connection with this Agreement (“Confidential Information”), except in the following circumstances:

(i) a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers, and other prospective acquisition, financing or transaction counterparties, provided each person to whom the Confidential Information is disclosed agrees to be bound by these terms of confidentiality (or is bound by professional obligations to maintain confidentiality) and may only use such information for the limited purpose for which it was disclosed;

(ii) subject to Sections 6.5(c) and 13.10, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with any Applicable Law or court order, its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements provided that the proposed disclosure is limited to factual matters and that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled, including redacting all proprietary, structural or other confidential information of the Disclosing Party prior to making such disclosure and only following the prior review of the Disclosing Party;

(iii) where disclosure is necessary for the purposes of the preparation and conduct of any expert, arbitration, or court proceeding, under or in connection with this Agreement;

(iv) a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement or obtained independently of this Agreement and the source of such information is not known to the Receiving Party, after reasonable enquiry, to be bound by a confidentiality agreement or otherwise prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation;

(v) with the approval of the Disclosing Party; and

(vi) a Receiving Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees and agents who need to have knowledge of the Confidential Information.

(b) Each Party shall ensure that its and its Affiliates’ employees, directors, officers and agents and those persons listed in Section 6.5(a)(i), where applicable, are made aware of this Section 6.5 and comply with the provisions of this Section 6.5. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons. In addition, each Party has the right to pursue causes of action or other claims against such persons.

(c) Sandstorm acknowledges and agrees that the Seller will need to publicly file this Agreement on SEDAR. Prior to such filing, the Seller shall consult with Sandstorm with respect to any proposed redactions to the Agreement in compliance with applicable securities laws. Prior to filing this Agreement in any public registry, filing system or depository, including SEDAR and any filings required by a stock exchange, in order to comply with applicable securities and continuous disclosure laws, Sandstorm shall consult with the Seller with respect to any proposed redactions to the Agreement in compliance with applicable securities laws before it is filed in any such registry, filing system or depository.

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ARTICLE 7

COVENANTS

7.1 Conduct of Operations

All decisions regarding the Mining Properties, the Ancillary Rights, the Project Assets, the Minerals and the Mineral Processing Facility, including all decisions concerning the methods, extent, times, procedures and techniques of any (i) exploration, development and mining on the Mining Properties; (ii) spending on development, operations and capital expenditures; (iii) leaching, milling, processing or extraction; (iv) decisions to develop and operate, or continue to develop and operate the Mine; (v) materials to be introduced on or to the Mining Properties and the Mineral Processing Facility; and (vi) except as expressly provided in this Agreement, the sales of Minerals and terms thereof, shall be made by the Seller and GAC in their sole discretion. Notwithstanding the foregoing, the Seller shall cause GAC to carry out and perform all mining operations and activities pertaining to or in respect of the Mining Properties and the Mineral Processing Facility in compliance in all material respects with all Applicable Laws and applicable Approvals and in a manner that is consistent in all material respects with sound exploration, mining, processing, engineering and environmental practices prevailing in the United States mining industry.

7.2 Processing/Commingling

(a) The Seller may permit GAC to process Other Minerals through the Mineral Processing Facility in priority to or in place of, or commingle Other Minerals with, Minerals until the Variable Delivery Start Date.

(b) From and after the Variable Delivery Start Date, the Seller shall ensure that GAC does not process Other Minerals through the Mineral Processing Facility in priority to or in place of, or commingle Other Minerals with, Minerals, unless:

(i) GAC has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Produced Gold and Produced Silver, and which Comingling Plan would not reasonably be expected to have a negative impact on Sandstorm (unless compensation is paid in accordance with Section 7.2(b)(iv));

(ii) Sandstorm has approved the Commingling Plan and any changes to such plan which may be proposed from time to time, such approval not to be unreasonably withheld, conditioned or delayed;

(iii) GAC keeps, for a period of five (5) years after Minerals are commingled with Other Minerals, all books, records, data and samples required by the Commingling Plan and makes such books, records, data and samples available to Sandstorm in accordance with the terms of this Agreement; and

(iv) the Seller compensates Sandstorm for any negative impact incurred or suffered by Sandstorm if and to the extent that the processing of Minerals through the Mineral Processing Facility, and the delivery of Refined Gold and Refined Silver in an amount equal to the Payable Gold and Payable Silver, respectively, hereunder, is delayed as a result of such Other Minerals being processed through the Mineral Processing Facility in place of Minerals (“Displacement”); provided that, to the extent that Other Minerals are processed through the Mineral Processing Facility in the place of Minerals, due to the processing of Minerals containing Produced Gold or Produced Silver being uneconomic, there shall be no negative impact incurred or suffered by Sandstorm under this Section 7.2(b)(iv).

(c) The Seller shall provide notice to Sandstorm of the commencement of any commingling of Other Minerals with Minerals at least five (5) Business Days prior to such commencement.

(d) Compensation under Section 7.2(b)(iv) shall be in the form of increased deliveries of Refined Gold and Refined Silver in order to ensure that the quantity and timing of deliveries received by Sandstorm are the same as they would have been had such Displacement not occurred.

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7.3 Preservation of Corporate Existence

(a) Subject to Section 8.2:

(i) subject to Section 7.3(a)(ii), the Seller shall do all things necessary or advisable to maintain its corporate existence and cause each of Pershing and GAC to maintain its corporate existence; and

(ii) the Seller shall not merge, amalgamate or consolidate with another entity or reincorporate, reconstitute into or as another entity unless at the time of such merger, amalgamation, consolidation, reincorporation or reconstitution the resulting, surviving or transferee entity assumes in favour of Sandstorm all obligations of the Seller, as applicable, under this Agreement.

(b) The Seller shall not continue to any jurisdiction, or otherwise domicile itself, outside of Canada.

7.4 Material Adverse Effect

The Seller shall, to the extent that it is reasonably able to, notify and consult with Sandstorm regarding any matter concerning the Mining Properties that has or is reasonably likely to have a Material Adverse Effect. The Seller shall seek to comply with this Section 7.4, to the extent commercially reasonable, prior to any public announcement regarding the matter.

7.5 Owner of Project Assets

(a) Subject to Sections 7.3(a)(ii) and 8.2, and subject to Permitted Encumbrances, the Seller shall ensure that (i) GAC is the only legal and beneficial owner of GAC’s interests in the Project Assets, and (ii) the Seller shall ensure that no person other than GAC holds or acquires any right, title or interest in or to GAC’s interests in the Project Assets. Subject to Section 7.10, this Section 7.5(a) shall not restrict any leased Project Asset (provided that the lessee is GAC) or any Transfer of (i) any personal property that is obsolete or worn out or no longer in use in the then current development or operation of the Mine, or (ii) any personal property that is being replaced with Project Assets acquired by GAC.

(b) Subject to Sections 7.3(a)(ii) and 8.2 and subject to Permitted Encumbrances, the Seller shall ensure that (i) Pershing is the only person that legally or beneficially owns or holds any equity share capital of GAC, and (ii) the Seller is the only person that legally or beneficially owns or holds any share capital of Pershing. Upon a Transfer of all or substantially all of the Project Assets or a Change of Control of GAC pursuant to Section 8.2, the New Seller, the New Control Seller or the Affiliate of GAC, as applicable, shall ensure that the ownership structure of the New Owner, GAC or the Affiliate of GAC, as applicable, in place at the time of completion of such Transfer or Change of Control does not change, except pursuant to Section 8.2.

(c) Subject to Section 7.8, the Seller shall at all times cause GAC to keep the Mining Properties and all Approvals necessary to develop, construct and operate the Mine in good standing (to the extent such activities are ongoing), and make timely payment of all maintenance fees and other taxes, fees and other amounts required to be paid in respect of the Mining Properties.

(d) The Seller shall promptly notify Sandstorm when GAC or any of its Affiliates has acquired any right, title or interest in or to any patented claims, fee title, mineral or mining leases, mining rights, subsurface rights, unpatented mining and millsite claims or other mineral interests in the Area of Interest.

7.6 Insurance

(a) The Seller shall maintain, or cause GAC to maintain, with reputable insurance companies, insurance (including business interruption insurance) with respect to the Project Assets and the operations of the Mine by GAC or its agents conducted on and in respect thereof against such casualties and contingencies, and of such types and in such amounts as is customary in the case of similar operations in Nevada.

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(b) The Seller shall, upon the reasonable request of Sandstorm at reasonable intervals and no more than once per year, furnish to Sandstorm a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Seller or GAC in accordance with Section 7.6(a). The Seller shall, upon the request of Sandstorm, provide Sandstorm with copies of all insurance policies as in effect from time to time relating to the Mining Properties.

(c) To the extent Sandstorm has an Encumbrance in or over the Collateral pursuant to the Security Agreements, all of the insurance policies relating to the Mining Properties and the operations conducted thereon shall name Sandstorm as an additional insured and contain the endorsements in favour of Sandstorm as it shall reasonably require (including that the policy shall not be invalidated as against Sandstorm by reason of any action or failure to act of the Seller or any of its Affiliates or any other person).

(d) The Seller, acting reasonably, shall not at any time do or omit to do anything, or cause anything to be done or omitted to be done, and shall ensure that GAC, acting reasonably, does not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

(e) From and after the Variable Delivery Start Date, where GAC or any of its Affiliates has received payment under an insurance policy in respect of a shipment of Minerals to any Offtaker containing Produced Gold or Produced Silver that is lost or damaged after leaving the Mine and before the risk of loss or damage is transferred to the Offtaker, the quantity of Reference Gold and Reference Silver contained in any such shipment for which GAC or any of its Affiliates receives payment under such insurance policy (as determined by provisional assays or estimates or, if prepared, final assays or settlements) shall count towards the amount of Reference Gold and Reference Silver in respect of which an Offtaker Payment has been received for the purposes of determining the amount of Payable Gold and Payable Silver to be sold and delivered hereunder.

7.7 Expropriation Events

(a) If any Expropriation Event occurs from and after the Effective Date, then the Seller’s delivery obligations under Sections 2.3 and 2.4 with respect to the portion of the Mining Properties to which the Expropriation Event pertains (such affected portion being the “Affected Mining Properties”) shall be suspended. The Seller’s delivery obligations under Sections 2.3 and 2.4 with respect to the Mining Properties that are not Affected Mining Properties shall not be suspended and shall continue in full force and effect. The Seller’s delivery obligations under Sections 2.3 and 2.4 with respect to the Affected Mining Properties shall resume immediately and automatically once the Expropriation Event in respect thereof ceases to exist.

(b) If any Expropriation Event occurs, then (i) the Seller shall use, and shall cause Pershing and GAC to use, all commercially reasonable efforts to repudiate, void, stay or overturn such Expropriation Event and, if unsuccessful, to obtain compensation for such Expropriation Event, including under any applicable business investment treaty or foreign investment contract, and (ii) without limiting any other provisions hereof, the Seller shall pay to Sandstorm the Applicable Percentage of the Net Proceeds within ten (10) Business Days after receipt of such compensation by the Seller or an Affiliate of the Seller. For the purposes of the preceding sentence, “Applicable Percentage” means Sandstorm’s share of the Net Proceeds received by the Seller or an Affiliate of the Seller for or in respect of such Expropriation Event, Sandstorm’s share being calculated as the percentage equal to (A) the net present value of the remaining Refined Gold or Refined Silver that would have been delivered by the Seller to Sandstorm hereunder in respect of the Affected Mining Properties divided by (B) the net present value of the Mine. A failure to agree on the foregoing proportion is arbitrable under Section 11.5.

(c) If GAC or any of its Affiliates are required to repay all or any of the compensation received by any of them for an Expropriation Event referred to in Section 7.7(b) pursuant to any requirement in order to re-establish GAC’s ownership interest in the Affected Mining Properties, then the Seller shall give written notice to Sandstorm of such requirement, together with the proposed mine plan and such other information Sandstorm may reasonably request in order to determine whether to exercise its option set forth in the following sentence. Sandstorm shall have the option, exercisable within thirty (30) days of the receipt of such notice and information, to (i) repay to the Seller a pro rata portion (determined based on the Applicable Percentage used to calculate the payment to Sandstorm under Section 7.7(b)) of such compensation required to be repaid, or (ii) agree to terminate this Agreement with respect to the Affected Mining Properties only. Failure by Sandstorm to provide written notice of its election within such thirty (30) day period shall be deemed an election of Sandstorm to terminate this Agreement with respect to the Affected Mining Properties only effectively immediately thereafter.

(d) An Expropriation Event shall not impact, suspend or terminate the Seller’s obligations to make the Fixed Deliveries under Section 2.1.

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7.8 Abandonment

If GAC intends to (i) abandon, surrender, relinquish or let lapse any of the Mining Properties which are Owned Claims or Owned Millsites, or (ii) terminate any Leased Claims (the “Abandonment Property”), the Seller shall (i) have determined, acting in a commercially reasonable manner, that it is not economical to mine Minerals from the Abandonment Property, and (ii) first give notice of such intention to Sandstorm at least 30 days in advance of the proposed date of abandonment. If, not later than ten (10) days before the proposed date of abandonment, the Seller receives from Sandstorm written notice that Sandstorm wishes GAC to convey or cause the conveyance of the Abandonment Property to Sandstorm or an assignee, the Seller shall, without additional consideration, take any and all steps required to cause the conveyance of the Abandonment Property (in the case of Leased Claims, to the extent that such Leased Claims can be conveyed to third parties) to Sandstorm on an as is where is basis and at the sole cost, risk and expense of Sandstorm, and thereafter GAC have no further obligation to maintain the title to the Abandonment Property. If Sandstorm does not give such notice to the Seller within the prescribed period of time, the Seller may permit GAC to abandon the Abandonment Property, and thereafter GAC shall have no further obligation to maintain the title to the Abandonment Property; provided, however, that if GAC or its Affiliates reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property during the Term, the production of gold and silver from such property after such acquisition shall be subject to this Agreement. The Seller shall give written notice to Sandstorm within ten days of any such reacquisition. If Sandstorm gives the foregoing notice to the Seller within the prescribed period of time and acquires the Abandonment Property, then Sandstorm shall indemnify and hold harmless GAC and the Seller for any Losses suffered or incurred by GAC and the Seller in respect of any operations conducted on, under or in respect of the Abandonment Property by Sandstorm or an assignee from and after the date of acquisition of the Abandonment Property, including reclamation or rehabilitation operations.

7.9 Offtake Agreements

From and after the Variable Delivery Start Date, the Seller covenants and agrees as follows:

(a) the Seller shall ensure that GAC and its Affiliates shall not sell unprocessed ore mined or produced from the Mining Properties to any person without the prior written consent of Sandstorm unless: (i) GAC is able to determine the number of ounces of Reference Gold and Reference Silver contained in any unprocessed ore mined or produced from any Mining Properties and sold to such person; and (ii) Sandstorm shall receive deliveries of an amount of Refined Gold or Refined Silver pursuant to Sections 2.3 and 2.4 equal to the number of ounces of Payable Gold or Payable Silver, as applicable, that would have been delivered under this Agreement if the unprocessed ore was processed through the Mineral Processing Facility;

(b) the Seller shall, and shall cause its Affiliates to, ensure that, subject to Section 7.9(a), when Minerals are sold, all such Minerals are sold to an Offtaker pursuant to an Offtake Agreement;

(c) the Seller shall, and shall cause any of its Affiliates that is a party to an Offtake Agreement, to ensure that all Offtake Agreements are on commercially reasonable terms and conditions;

(d) the Seller shall, and shall cause any of its Affiliates that is a party to an Offtake Agreement, to deliver all Minerals that include Reference Gold and Reference Silver to each Offtaker, in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement;

(e) the Seller shall provide to Sandstorm, and shall cause any of its Affiliates that is a party to an Offtake Agreement, to provide to Sandstorm, promptly upon its request, copies of all Offtake Agreements and any material amendments thereto; and

(f) the Seller shall take commercially reasonable steps to enforce, and shall ensure any of its Affiliates that is a party to an Offtake Agreement will take commercially reasonable steps to enforce, its rights and remedies under such Offtake Agreement with respect to any breaches of the terms or conditions thereof relating to Produced Gold or Produced Silver. The Seller shall notify Sandstorm in writing when any such dispute arising out of or in connection with any such Offtake Agreement is commenced and shall provide Sandstorm with timely updates of the status of any such dispute and the final decision and award of the court or arbitrator with respect to such dispute, as the case may be.

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7.10 Negative Pledge

(a) The Seller shall ensure that, until the Uncredited Balance is reduced to nil: (i) GAC does not create, incur, assume, issue or permit to exist any Debt, other than Permitted Debt; and (ii) GAC does not grant, create or permit to exist any Encumbrances over or in respect of the GAC Collateral, other than Permitted Encumbrances. This Section 7.10(a) shall terminate once the Uncredited Balance is reduced to nil.

(b) Once the Uncredited Balance is reduced to nil, the Seller shall ensure that GAC does not grant, create or permit to exist any Encumbrance, other than the Permitted Encumbrances, over or in respect of all or any of the GAC Collateral, in favour of any other person (the “Secured Party”), unless:

(i) if any such Encumbrance will rank in priority to the Sandstorm Security, the Secured Party enters into an inter-creditor agreement in accordance with Section 9.2; or

(ii) the Secured Party agrees in advance in writing in favour of Sandstorm on terms satisfactory to Sandstorm, acting reasonably:

(A) to assume, be bound by and made subject to the terms of this Agreement applying to the Seller as though it was an original party thereto in the event it takes possession of or forecloses on the Mining Properties, the Ancillary Rights or the Mineral Processing Facility, and to cause any person that acquires all or any part of the Mining Properties, the Ancillary Rights or the Mineral Processing Facility, or acquires control of GAC, in connection with any enforcement action of the Secured Party to so assume, be bound by and made subject to the terms of this Agreement; and

(B) to cause any Transfer of the Mining Properties, the Ancillary Rights or the Mineral Processing Facility or any right, title or interest therein, or any Change of Control of GAC, that occurs pursuant to or in connection with any enforcement of such Encumbrance or any Insolvency Event, to be made subject to this Agreement.

ARTICLE 8

TRANSFERS OF INTEREST

8.1 Transfers and Change of Control

Except as set out in Section 8.2, the Seller shall not agree to, or enter into, and shall ensure that Pershing and GAC do not agree to, or enter into, any agreement, arrangement or other transaction with any person that would cause, or otherwise support, allow or permit to occur:

(a) a Transfer of all or substantially all of the Project Assets; or

(b) a Change of Control of GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(c);

without the prior written consent of Sandstorm.

For greater certainty, none of the provisions of Article 8 shall prohibit a change of control of the Seller.

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8.2 Permitted Transfers and Change of Control

Section 8.1 shall not prohibit (i) any Transfer of the Project Assets; or (ii) any Change of Control of GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(c), if:

(a) in the case of a Transfer of all or substantially all of the Project Assets to a person that is not an Affiliate of the Seller:

(i) the Seller shall have provided Sandstorm with at least 30 days prior written notice of the completion of the proposed Transfer;

(ii) GAC, or any person to which the Project Assets have been transferred in accordance with Section 8.2(c), transfers all, or substantially all, of the Project Assets to the same transferee (the “New Owner”);

(iii) the Seller assigns all its rights and obligations under this Agreement to the New Owner or an Affiliate of the New Owner (the “New Seller”) concurrently with the Transfer under Section 8.2(a)(ii), and the New Seller assumes in favour of Sandstorm all of the Seller’s obligations under this Agreement with respect to such Project Assets pursuant to an assignment and assumption agreement in form and substance satisfactory to Sandstorm, acting reasonably;

(iv) if the New Seller is controlled by a parent company, the ultimate parent owner of the New Seller (the “Ultimate Parent”) enters into a guarantee substantially in the same form as the Pershing Guarantee concurrently with the Transfer under Section 8.2(a)(ii);

(v) if the New Seller is owned or controlled directly or indirectly by another person that is a subsidiary of the Ultimate Parent (a “Control Person”), each Control Person enter into a guarantee substantially in the same form as the Pershing Guarantee concurrently with the Transfer under Section 8.2(a)(ii);

(vi) if the New Owner is not the New Seller, then the New Owner enters into a guarantee substantially in the same form as the GAC Guarantee concurrently with the Transfer under Section 8.2(a)(ii);

(vii) either the New Seller or the Ultimate Parent is an Approved Purchaser;

(viii) the New Seller, the New Owner, the Ultimate Parent and each Control Person, as applicable, has granted to Sandstorm the same security in the Project Assets and the share capital of the New Seller, the New Owner and each Control Person, as applicable, that the Seller, Pershing and GAC granted to Sandstorm under this Agreement, and the New Seller, New Owner, each Control Person and the Ultimate Parent, as applicable, execute and deliver to Sandstorm concurrently with the Transfer under Section 8.2(a)(ii) new security agreements substantially in the form of the Seller Share Pledge Agreement, the Pershing Share Pledge Agreement and the GAC Security Agreements;

(ix) the New Seller, the New Owner, each Control Person and the Ultimate Parent, as applicable, satisfy the conditions set forth in Sections 3.2(e)(v), 3.2(f), 3.2(g), 3.2(h) (other than sub-paragraph (vi)), 3.2(i), 3.2(j), 3.2(k) and 3.2(l), concurrently with or prior to the Transfer under Section 8.2(a)(ii), as applicable, as if such provisions applied to the New Seller, the New Owner, each Control Person and the Ultimate Parent, with appropriate modifications;

(x) all necessary material consents and approvals of any Governmental Authority or other person are obtained or satisfied with respect to such Transfer;

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(xi) there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing; and

(xii) Sandstorm does not reasonably expect such Transfer to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to the “Seller” shall instead refer to the New Seller).

(b) in the case of a Change of Control of GAC or any person to which the Project Assets have been transferred in accordance with Sections or 8.2(c):

(i) the Seller shall have provided Sandstorm with at least 30 days prior written notice of the proposed Change of Control;

(ii) the Seller assigns all its rights and obligations under this Agreement to GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(c), as applicable, or a new Affiliate thereof (the “New Control Seller”) concurrently with the Change of Control, and the New Control Seller assumes in favour of Sandstorm all of the Seller’s obligations under this Agreement pursuant to an assignment and assumption agreement in form and substance satisfactory to Sandstorm, acting reasonably;

(iii) if the new ultimate parent owner of GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(b)(xi), as applicable (the “New Ultimate Parent”), is not the New Control Seller, then the New Ultimate Parent enters into a guarantee substantially in the same form as the Pershing Guarantee concurrently with the Change of Control;

(iv) if GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(b)(xi), as applicable, will be owned or controlled directly or indirectly by another person that is a subsidiary of the New Ultimate Parent (a “New Control Person”), each New Control Person enters into a guarantee substantially in the same form as the Pershing Guarantee concurrently with the Change of Control;

(v) if GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(c) is not the New Control Seller, then the GAC Guarantee or the guarantee provided by any person to which the Project Assets have been transferred in accordance with Section 8.2(c) is amended so that GAC or any person to which the Project Assets have been transferred in accordance with Section 8.2(c) guarantees the obligations of the New Control Seller under this Agreement;

(vi) the Ultimate Parent or New Control Seller is an Approved Purchaser;

(vii) the New Ultimate Parent, the New Control Seller and each New Control Person has granted to Sandstorm the same security in the share capital of GAC, any person to which the Project Assets have been transferred in accordance with Section 8.2(c), the New Control Seller and each New Control Person, as applicable, that Pershing and the Seller granted to Sandstorm under this Agreement, and the New Ultimate Parent, the New Control Seller and each New Control Person, as applicable, executes and delivers to Sandstorm concurrently with the Change of Control new security agreements substantially in the form of the Pershing Share Pledge Agreement and the Seller Share Pledge Agreement;

(viii) the New Ultimate Parent, the New Control Seller and each New Control Person satisfies the conditions set forth in Sections 3.2(e)(v), 3.2(f), 3.2(g), 3.2(h) (other than sub-paragraph (vi)), 3.2(i), 3.2(j), 3.2(k) and 3.2(l), as applicable, concurrently with or prior to the Change of Control, as if such provisions applied to the New Ultimate Parent, the New Control Seller and each New Control Person, with appropriate modifications;

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(ix) all necessary material consents and approvals of any Governmental Authority or other person are obtained or satisfied with respect to such Change of Control;

(x) there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing; and

(xi) Sandstorm does not reasonably expect such Change of Control to have a Material Adverse Effect.

(c) in the case of a Transfer of all or substantially all of the Project Assets to an Affiliate of the Seller in connection with an internal reorganization:

(i) the Seller shall provide Sandstorm with at least 30 days prior written notice of the completion of the proposed Transfer;

(ii) the Seller provides a confirmation in writing in favour of Sandstorm that its obligations under this Agreement shall continue in full force and effect despite any such Transfer;

(iii) the Affiliate enters into a guarantee substantially in the same form as the GAC Guarantee concurrently with the Transfer;

(iv) the Affiliate enters into the same security agreements as the GAC Security Agreements in favour of Sandstorm required under Section 9.1(c), and such Affiliate satisfies the conditions set forth in Sections 3.2(e)(v), 3.2(h) (other than sub-paragraph (vi), 3.2(g) and 3.2(l), as applicable, as if such provisions applied to such Affiliate, with appropriate modification;

(v) all necessary material consents and approvals of any Governmental Authority or other person are obtained or satisfied with respect to such Transfer;

(vi) there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing;

(vii) Sandstorm does not reasonably expect such Transfer to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to the “GAC” shall instead refer to the Affiliate of the Seller acquiring the interest in the Project Assets).

8.3 Transfers by the Seller

Subject to Sections 8.2, the Seller may not otherwise Transfer all or any part of its rights or obligations under this Agreement without the prior written consent of Sandstorm, such consent not to be unreasonably withheld.

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8.4 Transfers by Sandstorm

(a) Sandstorm may Transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Seller, including by way of syndication or granting of participation rights. Sandstorm shall give the Seller notice of any such Transfer as soon as reasonably practicable after completion of such Transfer. If Sandstorm Transfers all or part of its rights or obligations under this Agreement before the date that Sandstorm has fully satisfied its obligations to pay the Advance Payment to the Seller under Sections 3.1, 3.2 and 3.4, then Sandstorm, as a condition of such Transfer, shall be obligated to ensure that the transferee covenants and agrees to continue to be bound by and perform all of the obligations of Sandstorm assigned to the transferee under this Agreement in connection with such Transfer.

(b) For greater certainty, Sandstorm shall be entitled at any time to Transfer its interest in this Agreement as security in favour of its lenders and grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders, provided that such lenders agree to be bound by (and cause any third party to whom they convey any interest they acquire in this Agreement to be bound by) all of the terms and conditions of this Agreement and perform all of Sandstorm’s obligations under this Agreement in the event of a foreclosure or other occurrence resulting in the lenders’ (or such third party’s) acquisition of Sandstorm’s interest in this Agreement.

8.5 Restricted Persons

Notwithstanding anything in this Agreement to the contrary, no Party may effect a Transfer of its rights or obligations under this Agreement to any Restricted Person.

ARTICLE 9

SECURITY

9.1 Security

(a) The Seller shall grant, as security for its obligations hereunder, to and in favour of Sandstorm, first ranking charges and security interests in, to and over all present and after-acquired share capital or other equity ownership interests of Pershing owned or held by the Seller (the “Seller Collateral”), pursuant to one or more agreements (collectively, the “Seller Share Pledge Agreement”) in form and substance satisfactory to Sandstorm, acting reasonably.

(b) The Seller shall cause Pershing to:

(i) execute and deliver a guarantee in favour of Sandstorm, in a form and substance satisfactory to Sandstorm, acting reasonably, acknowledging the material benefits to Pershing arising directly or indirectly pursuant to this Agreement and the Royalty Agreement, and irrevocably and unconditionally guaranteeing the prompt and complete payment, observance and performance of all of the terms, covenants, conditions and provisions to be observed or performed by (A) the Seller under this Agreement (the “Pershing PMDPA Guaranteed Obligations”) and (B) the Payors (as such term is defined in the Royalty Agreement) under the Royalty Agreement (the “Pershing Guarantee”); and

(ii) grant, as security for the Pershing PMDPA Guaranteed Obligations, to and in favour of Sandstorm, first ranking charges and security interests in, to and over all present and after-acquired share capital or other equity ownership interests of GAC owned or held by Pershing (the “Pershing Collateral”), pursuant to one or more agreements (collectively, the “Pershing Share Pledge Agreement”) in form and substance satisfactory to Sandstorm, acting reasonably.

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(c) The Seller shall cause GAC to:

(i) execute and deliver a guarantee in favour of Sandstorm, in a form and substance satisfactory to Sandstorm, acting reasonably, acknowledging the material benefits to GAC arising directly or indirectly pursuant to this Agreement, and irrevocably and unconditionally guaranteeing the prompt and complete payment, observance and performance of all of the terms, covenants, conditions and provisions to be observed or performed by the Seller under this Agreement (the “GAC Guarantee”); and

(ii) grant, as security for its obligations under the GAC Guarantee, to and in favour of Sandstorm, first ranking charges and security interests, subject only to Permitted Encumbrances, in, to and over all present and after-acquired property and assets of GAC, other than Excluded Collateral, including (i) the Project Assets, including all present and after-acquired personal property of GAC used in connection with, relating to or arising out of, in whole or in part, the Mining Properties, (ii) the Mine Construction Contractor Agreements and the Mine Operating Agreement, (iii) the Minerals, and (iv) the deposit accounts maintained by GAC at one or more financial institutions, and in each case including all proceeds thereof but excluding dividends or other distributions paid when no Event of Default has occurred and is continuing (the “GAC Collateral”), all pursuant to one or more agreements (collectively, the “GAC Security Agreements”), in form and substance satisfactory to Sandstorm, acting reasonably.

(d) The Seller shall cause each Affiliate of GAC to whom any debt, liability or obligation is owed by GAC, to execute and deliver a written assignment and postponement of claims (or the equivalent security instrument under any Applicable Law) (the “Assignment, Subordination and Postponement of Claims”), in favour of and in form and substance satisfactory to Sandstorm, acting reasonably, that assigns, by way of a security interest and subject only to the Permitted Encumbrances, all such debts, liabilities or obligations to Sandstorm and subordinates and postpones the enforcement of any such debts, liabilities and obligations and the realization of any charges or security interests to secure such claims to the Security Agreements and, from and after an Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute an Event of Default, and until such Event of Default is remedied, subordinates and postpones the payment of all such debts, liabilities and obligations to the payment in full of all debts, liabilities and obligations of such person to Sandstorm.

(e) The Seller shall not, for so long as an Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute an Event of Default, continues, make any Distribution.

(f) Until the Uncredited Balance is reduced to nil, and until such time as Section 9.2 is applicable, the Seller shall:

(i) cause all such further agreements, instruments and documents to be executed and delivered and all such further acts and things to be done as Sandstorm may from time to time reasonably require to obtain, perfect, maintain and preserve the Sandstorm Security; and

(ii) in addition to the foregoing, in the event of any extension, renewal, replacement, conversion or substitution of any of the Mining Properties (or any part thereof), cause GAC to execute and deliver all agreements, documents, instruments and registrations, and do all such further acts and things as Sandstorm may require, to obtain perfect and preserve a first ranking security interest in such Mining Properties or resulting Mining Properties, subject only to Permitted Encumbrances, as security for the payment and performance, when due, of all obligations of Seller under this Agreement.

(g) During the time period that Sandstorm has subordinated the Sandstorm Security to the Encumbrances in, to or over any Collateral granted to a Lender in accordance with Section 9.2, the Seller shall:

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(i) cause all such further agreements, instruments and documents to be executed and delivered and all such further acts and things to be done as Sandstorm may from time to time reasonably require to obtain, perfect, maintain and preserve Sandstorm’s prior perfected charges and security interests in, to and over all of the Collateral, subject only to Permitted Encumbrances and any Encumbrances granted to any such Lender; and

(ii) in addition to the foregoing, in the event of any extension, renewal, replacement, conversion or substitution of any of the Mining Properties (or any part thereof), cause GAC to execute and deliver all agreements, documents, instruments and registrations, and do all such further acts and things as Sandstorm may require, to obtain perfect and preserve Sandstorm’s prior perfected security interest in such Mining Properties or resulting Mining Properties, subject only to Permitted Encumbrances and any Encumbrances granted to any such Lender, as security for the payment and performance, when due, of all obligations of Seller under this Agreement.

(h) The Seller shall not, and shall ensure that its Affiliates do not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or any of the Sandstorm Security.

(i) The Seller shall execute and deliver a guarantee in favour of Sandstorm, in a form and substance satisfactory to Sandstorm, acting reasonably, acknowledging the material benefits to the Seller arising directly or indirectly pursuant to the Royalty Agreement, and irrevocably and unconditionally guaranteeing the prompt and complete payment, observance and performance of all of the terms, covenants, conditions and provisions to be observed or performed by GAC under the Royalty Agreement (the “Seller Guarantee”).

9.2 Inter-Creditor Agreement

If, at any time after the Uncredited Balance has been reduced to nil, the Seller, Pershing or GAC wishes to grant an Encumbrance (other than a Permitted Encumbrance) in, to or over any Collateral to any Lender as security for the payment or performance of any Debt created, incurred, assumed or issued by the Seller, Pershing or GAC in favour of a Lender after the Uncredited Balance has been reduced to nil, then Sandstorm will agree to subordinate the Sandstorm Security to the Encumbrances in, to or over any Collateral granted to such Lender, provided that such Lender agrees to enter into an inter-creditor agreement with Sandstorm and the Seller, Pershing or GAC, as applicable (such agreement to be negotiated in good faith and using all reasonable efforts) at the reasonable cost and expense of the Seller to, among other things: (i) implement the terms and conditions set forth in Schedule I; (ii) establish the process and parameters by and under which any realization by Sandstorm and the Lender upon an Event of Default may occur; (iii) set forth the circumstances when the Encumbrances granted to each of Sandstorm and the Lender will be released; (iv) set forth the circumstances where Sandstorm and the Lender may vote in respect of any plan, realization, arrangement, liquidation, reorganization, proposal, compromise or similar arrangement; and (v) address such other matters as the Lender, the Seller, Pershing, GAC or Sandstorm may reasonably require.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of the Seller

The Seller, acknowledging that Sandstorm is entering into this Agreement in reliance thereon, hereby makes, on and as of the Effective Date, the representations and warranties to Sandstorm set forth in Schedule D.

10.2 Representations and Warranties of Sandstorm

Sandstorm, acknowledging that the Seller is entering into this Agreement in reliance thereon, hereby makes, on and as of the Effective Date, the representations and warranties to the Seller set forth in Schedule E.

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10.3 Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

10.4 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller, it shall be deemed to refer to the actual knowledge of the Seller’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer and all knowledge which such persons would have if such person made reasonable enquiry into the relevant subject matter having regard to the role and responsibilities of such person as an officer of the Seller. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Sandstorm, it shall be deemed to refer to the actual knowledge of Sandstorm’s Chief Executive Officer and Chief Financial Officer and all knowledge which such persons would have if such person made reasonable enquiry into the relevant subject matter having regard to the role and responsibilities of such person as an officer of Sandstorm.

ARTICLE 11

DEFAULTS AND DISPUTES

11.1 Events of Default

Each of the following events or circumstances constitutes an event of default by the Seller (each, an “Event of Default”):

(a) the Seller fails to deliver Refined Gold or Refined Silver to Sandstorm on the terms and conditions set forth in this Agreement within 10 Business Days of receipt of notice from Sandstorm notifying the Seller of such default;

(b) the Seller is in breach or default of any of its representations, warranties, covenants or obligations set forth in this Agreement or the Seller Security Agreements in any material respect (other than a breach or default under Section 11.1(a)) and such breach or default is not remedied within 30 days following delivery by Sandstorm to the Seller of written notice, or such longer period of time as Sandstorm may determine in its sole discretion;

(c) GAC is in breach or default of any of its representations, warranties, covenants or obligations set forth in the GAC Guarantee or the GAC Security Agreements in any material respect;

(d) Pershing is in breach or default of any of its representations, warranties, covenants or obligations set forth in the Pershing Guarantee or the Pershing Share Pledge Agreement in any material respect;

(e) Pershing or GAC does not observe, perform or comply with any covenant or obligation that the Seller is required to cause Pershing or GAC to observe, perform or comply with, or ensure they observe, perform or comply with under this Agreement in any material respect, and such non‑performance or non-compliance is not remedied within a period of 30 days following delivery by Sandstorm to the Seller of written notice of such non-observance, non‑performance or non-compliance, or such longer period of time as Sandstorm may determine in its sole discretion;

(f) the Seller is in breach or default of Sections 8.1 and 8.2; or

(g) upon the occurrence of an Insolvency Event with respect to the Seller, Pershing or GAC.

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11.2 Sandstorm Remedies

(a) If an Event of Default occurs and is continuing, Sandstorm shall have the right, upon written notice to the Seller, at its option and in addition to and not in substitution for any other remedies available at law or equity, to take any or all of the following actions:

(i) demand delivery by the Seller to Sandstorm of any Refined Gold or Refined Silver deliverable but not yet delivered in accordance with this Agreement;

(ii) terminate this Agreement by written notice to the Seller and, without limiting Section 11.2(a)(i); (x) demand a refund of the Uncredited Balance, if any, and (y) demand all additional Losses suffered or incurred by Sandstorm as a result of the occurrence of such Event of Default and termination, including following termination, Losses based on Sandstorm’s loss of the benefits from this Agreement. Notwithstanding any other provision of this Article 11, if an Event of Default under Sections 11.1(b), 11.1(c), 11.1(d) or 11.1(e) has occurred and is continuing, and the occurrence and continuance of any such Event of Default does not have a Material Adverse Effect (or would not, with notice or the passage of time, have a Material Adverse Effect), then Sandstorm shall have no right to terminate this Agreement, but it shall be entitled to all other remedies available to it at law or at equity; and

(iii) enforce the Sandstorm Security.

(b) For greater certainty, if Sandstorm does not exercise its right under Section 11.2(a)(ii), the obligations of the Seller under this Agreement shall continue in full force and effect.

(c) The Seller shall promptly pay Sandstorm all Losses under Section 11.2(a)(ii) upon demand from Sandstorm.

11.3 Indemnity

(a) Each of the Parties agrees to indemnify and save harmless the other Party and their respective Affiliates and directors, officers and employees from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with:

(i) any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;

(ii) any breach or non-performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;

(iv) in the case of indemnification by the Seller, an Event of Default; and

(iii) pursuing any remedies that a Party is entitled to hereunder.

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(b) This Section 11.3:

(i) is a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement;

(ii) absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity;

(iii) shall not apply to the extent such Losses have been, or will be recovered under Section 11.2; and

(iv) is in addition the right to pursue all other remedies available to a Party under this Agreement or at law or at equity, including specific performance and damages.

(c) It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(d) Each of the Parties shall act as the trustee to its related indemnified Persons under this Article 11 to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such related indemnified Persons.

11.4 Disputes

If a Dispute arises between the Parties (other than pursuant to Section 3.5), the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a) the disputing Party shall give written notice to the other Party, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;

(b) within 15 days after receipt of such notice, the receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;

(c) the Chief Executive Officer, President or equivalent officer of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 15 days after issuance of the disputing Party’s written notice to attempt to resolve the Dispute; and

(d) if the Dispute has not been resolved within five (5) days after such meeting, that Dispute shall be resolved by arbitration under Section 11.5.

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11.5 Arbitration

(a) All Disputes not resolved in accordance with Section 11.4 shall be finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre (“BCICAC”), under its arbitration rules (the “Arbitration Rules”). The number of arbitrators shall be three. The seat of arbitration shall be Vancouver, British Columbia. The language of the arbitration shall be English.

(b) Notwithstanding the provisions of the Arbitration Rules, the Party referring a Dispute to arbitration (in this Section 11.5(b), the “Referring Party”) under this Article shall appoint an arbitrator in its request for arbitration submitted pursuant to the Arbitration Rules, and the other Party shall appoint an arbitrator in its answer submitted pursuant to the Arbitration Rules (or if the other Party has not appointed an arbitrator within thirty (30) days following the date of the Referring Party’s request for arbitration for any reason, the BCICAC shall appoint the arbitrator entitled to be appointed by the other Party). Such two arbitrators so appointed shall appoint a third arbitrator, who shall act as president of the arbitration tribunal. If such two arbitrators have not appointed the third arbitrator within thirty (30) days of the date of appointment of the other Party’s arbitrator for any reason, the BCICAC shall appoint that third arbitrator.

(c) Notwithstanding Section 11.5(a), and without derogating from the Parties’ commitment to arbitrate or the arbitral tribunal’s power to grant interim measures of protection under the Arbitration Rules, a Party may apply to a court of competent jurisdiction for an interim measure of protection or other equitable remedies pending the commencement or completion of arbitration and for the enforcement of an arbitration award granted hereunder.

(d) In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall, in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable lawyer’s fees and expenses, including expert’s fees and any other costs of the proceeding (including the costs of the arbitrators). If no such award is made or judgment entered, then the cost of the arbitrators shall be borne equally by the Parties, and all other costs of arbitration or a court proceeding shall be borne by the Party incurring such cost.

(e) If multiple Disputes arise, a Party may commence a single arbitration in respect of some or all of them.

ARTICLE 12

ADDITIONAL PAYMENT TERMS

12.1 Payments

All monetary payments due by one Party to another under this Agreement shall be made in U.S. Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

12.2 Taxes

All deliveries of Refined Gold and Refined Silver and all monetary amounts paid hereunder shall be made without any deduction, withholding, charge or levy for or on account of any Taxes (other than Excluded Taxes), all of which shall be for the account of the Party making such delivery or payment. If any such Taxes (other than Excluded Taxes) are so required to be deducted, withheld, charged or levied by the Party making such delivery or payment, then such Party shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary to ensure that the net amount received by the other Party entitled to delivery or payment (free and clear and net of any such Taxes (other than Excluded Taxes), including any Taxes (other than Excluded Taxes) required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount such other Party would have received had no such deduction, withholding, charge or levy been required. Any gross-up payment or additional delivery by the Seller to Sandstorm under this Section 12.2 shall not reduce the amount of the Uncredited Balance. To the extent a Party pays to an applicable Governmental Authority any Taxes that gives rise to a gross-up or additional delivery as contemplated by this Section 12.2, that Party shall provide to the other Party reasonable documentation of the payment of such Taxes within ten (10) days of such payment.

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12.3 Refund of Gross-up

If any Party determines, acting in good faith, that it has received a refund of any Taxes as to which it has been grossed-up or received additional deliveries pursuant to Section 12.2, it shall pay to the other Party an amount equal to such refund (but only to the extent of any gross-up or additional deliveries made under Section 12.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such other Party, upon the request of such Party, shall repay to such Party the amount paid over pursuant to this Section 12.3 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Party is required to repay such refund to such Governmental Authority. This Section 12.3 shall not be construed to require any Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the other Party or any other Person.

12.4 Change in Tax Laws

(a) If, as a result of a change in, a revision in, implementation of or amendment to any law or the interpretation of any law by the relevant tax authorities or courts having competent jurisdiction (a “Change in Law”), the Seller is required to deduct, withhold, charge or levy a material amount of Taxes on deliveries of Refined Gold or Refined Silver to Sandstorm, which Taxes are materially in excess of the Taxes which would have been deducted, withheld, charged or levied on such deliveries prior to the Change in Law, the Seller and Sandstorm agree that, upon the request of the Seller, they shall negotiate in good faith with each other to amend this Agreement so that the Seller and its Affiliates are no longer adversely affected by any such Change in Law; provided that any such amendment shall not have an adverse impact on the Seller, on the one hand, or Sandstorm on the other hand.

(b) If, as a result of a Change in Law, Sandstorm becomes liable for a material amount of Taxes on payments made under this Agreement to the Seller, which Taxes are materially in excess of the Taxes that Sandstorm would have been liable for on such payments prior to the Change in Law, the Seller and Sandstorm agree, that upon the request of Sandstorm, that they shall negotiate in good faith with each other to amend this Agreement so that Sandstorm and its Affiliates are no longer adversely affected by any such Change in Law; provided that any such amendment shall not have an adverse impact on the Seller, on the one hand, or Sandstorm on the other hand.

12.5 Interest

(a) The dollar value of any Overdue Gold Ounces or Overdue Silver Ounces from time to time outstanding shall accrue interest at the LIBO Rate plus 800 basis points once such deliveries are overdue. Interest shall be calculated, compounded and paid monthly and shall be calculated on an amount equal to the product of (1) the number of ounces of Refined Gold or Refined Silver, as applicable, subject to such overdue delivery, multiplied by (2) the Gold Market Price or Silver Market Price, as applicable, on the date at which the Seller’s corresponding delivery obligation was originally due.

(b) Without duplicating interest payable in accordance with Section 12.5(a), any dollar amount not paid when due shall accrue interest at the LIBO Rate plus 800 basis points once such payments are overdue. Interest shall be calculated, compounded and paid monthly.

(c) No interest shall be payable on the Advance Payment.

12.6 Set Off

Any dollar amount not paid when due by a Party or any Overdue Gold Ounces or Overdue Silver Ounces may be set off against any dollar amount or Refined Gold or Refined Silver owed to such Party by the other Party. Any amount of Refined Gold or Refined Silver set off and withheld against any non‑payment by a Party shall be valued at the Gold Market Price and Silver Market Price, respectively, as of the date that such amount of Refined Gold or Refined Silver first became due to such Party. Any dollar amount set off and withheld against any Overdue Gold Ounces or Overdue Silver Ounces shall result in a reduction to the Overdue Gold Ounces or Overdue Silver Ounces by that number of ounces equal to the dollar amount set off divided by the Gold Market Price or Silver Market Price, as applicable, as of the day such dollar amount first became payable. In the event that a sufficient dollar amount is not available for set off by the Seller and Sandstorm is in default of a payment obligation under this Agreement, the Seller may reduce deliveries of Refined Gold or Refined Silver by the dollar value of the amount owing by Sandstorm to the Seller which cannot be set off.

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ARTICLE 13

GENERAL

13.1 Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

13.2 No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Sandstorm and the Seller.

13.3 Metal Purchase Agreement Treatment and Characterization

The Parties acknowledge and agree that this Agreement and the transactions contemplated hereunder are, and are intended to be, transactions for the delivery and purchase and sale of Refined Gold and Refined Silver.

13.4 Governing Law

This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws). The courts of the Province of British Columbia shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.5 Time

Time is of the essence in this Agreement.

13.6 Costs and Expenses

All costs and expenses incurred by a Party shall be for its own account; provided that the Seller shall pay the reasonable legal costs for the documentation and drafting of the Security Agreements and the registration and perfection of the Sandstorm Security. The Seller agrees that it shall also be responsible for Sandstorm’s reasonable legal costs for any amendments to this Agreement or the Security Agreements, the preparation of any additional security agreements in connection with the transactions contemplated by this Agreement or such Security Agreements, or any security interest registrations in connection with the foregoing.

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13.7 Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Sections 3.4(f), 3.4(g), 3.5, 6.3(d), the last sentence of 6.4, 6.5, 11.2, 11.3, 11.4, 11.5, Article 12, Article 13 and such other provisions of this Agreement as are required to give effect thereto.

13.8 Invalidity

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of the Agreement which shall be construed as if the Agreement had been executed without the invalid portion. It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

13.9 Notices

Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by email, by courier, or transmitted by facsimile transmission addressed to:

(a) If to the Seller:

Americas Silver Corporation

Suite 2870, 145 King Street West

Toronto, Ontario

M5H 1J8

Attention: Darren Blasutti

Fax: (866) 401-3069

Email: dblasutti@americassilvercorp.com

(b) if to Sandstorm, to:

Suite 1400, 400 Burrard Street

Vancouver, British Columbia

Canada V6C 3A6

Attention: Nolan Watson

Fax No.: 604-689-7317

Email: nwatson@sandstormgold.com

Any notice given in accordance with this section, if transmitted by facsimile transmission, shall be deemed to have been received on the next Business Day following transmission or, if delivered by email, by courier or by hand, shall be deemed to have been received when delivered.

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13.10 Press Releases

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the execution of this Agreement, and neither Party nor its Affiliates shall act in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, unless such disclosure is required to meet timely disclosure obligations of any Party under Applicable Laws in circumstances where prior consultation with the other Party is not practicable, and to the extent reasonably practicable, a copy of such disclosure is provided to the other Party at such time as it is made publicly available.

13.11 Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

13.12 Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

13.13 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties and their Affiliates with respect thereto.

13.14 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

13.15 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic email PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the Parties have executed this Precious Metals Delivery and Purchase Agreement as of the day and year first written above.

SANDSTORM GOLD LTD.

By:
Name:
Title:

AMERICAS SILVER CORPORATION

By:
Name:
Title:

Signature Page to Precious Metals Delivery and Purchase Agreement

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SCHEDULE A-1

MINING PROPERTIES

List of Mining Properties

1. Owned Real Property

Fee Minerals* owned by Pershing–320 acres

*(excludes O&G, geothermal, limestone).

Mineral rights acquired by Deed dated August 27, 2018, recorded in Pershing County, Nevada, on September 10, 2018, as Document No. 503103.

T27N R34E, MDM, Pershing County, Nevada

Section 21: E1/2 (320 acres)

Note: The Deed expressly excludes limestone interest conveyed to Maverix Metals (Nevada) Inc. by Deed dated June 29, 2018, recorded in Pershing County, Nevada, on August 1, 2018, as Document No. 495142.

2. Leased Real Property

Mining Lease dated effective January 6, 2015, by and between New Nevada Resources, LLC and New Nevada Lands, LLC, as successors-in-interest of Nevada Land and Resource Company, LLC., as owner, and GAC, as lessee, of Memorandum of which was recorded in Pershing County, Nevada, on January 15, 2015, as Document No. 49115, covering the following fee lands:

T27N R34E, MDM, Pershing County, Nevada

Section 17: All (640 acres)

Section 19: All - Lots 1-4, E1/2W/12, E1/2 (633.60 acres)

Section 21: W1/2 (320.00 acres)

[Remainder of page intentionally left blank.]

A-1-1

3. Owned Claims and Owned Millsites

The following two hundred and forty (240) unpatented mining claims owned by GAC situated in Pershing County, Nevada:

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
PF	63	NMC802860	222734	18	27N	34E	Lode	Owned
PF	64	NMC802861	222735	18	27N	34E	Lode	Owned
PF	65	NMC802862	222736	18	27N	34E	Lode	Owned
PF	66	NMC802863	222737	18	27N	34E	Lode	Owned
PF	67	NMC802864	222738	18	27N	34E	Lode	Owned
PF	68	NMC802865	222739	18	27N	34E	Lode	Owned
PF	69	NMC802866	222740	18	27N	34E	Lode	Owned
PF	70	NMC802867	222741	18	27N	34E	Lode	Owned
PF	71	NMC802868	222742	18	27N	34E	Lode	Owned
PF	72	NMC802869	222743	18	27N	34E	Lode	Owned
PF	73	NMC802870	222744	18	27N	34E	Lode	Owned
PF	74	NMC802871	222745	18	27N	34E	Lode	Owned
PF	75	NMC802872	222746	18	27N	34E	Lode	Owned
PF	76	NMC802873	222747	18	27N	34E	Lode	Owned
PF	77	NMC802874	222748	18	27N	34E	Lode	Owned
PF	78	NMC802875	222749	18	27N	34E	Lode	Owned
PF	79	NMC802876	222750	20	27N	34E	Lode	Owned
PF	80	NMC802877	222751	20	27N	34E	Lode	Owned
PF	81	NMC802878	222752	20	27N	34E	Lode	Owned
PF	82	NMC802879	222753	20	27N	34E	Lode	Owned
PF	83	NMC802880	222754	20	27N	34E	Lode	Owned
PF	84	NMC802881	222755	20	27N	34E	Lode	Owned
PF	85	NMC802882	222756	20	27N	34E	Lode	Owned
PF	86	NMC802883	222757	20	27N	34E	Lode	Owned
PF	87	NMC802884	222758	20	27N	34E	Lode	Owned
PF	88	NMC802885	222759	20	27N	34E	Lode	Owned
PF	89	NMC802886	222760	20	27N	34E	Lode	Owned
PF	90	NMC802887	222761	20	27N	34E	Lode	Owned
PF	91	NMC802888	222762	20	27N	34E	Lode	Owned
PF	92	NMC802889	222763	20	27N	34E	Lode	Owned
PF	93	NMC802890	222764	20	27N	34E	Lode	Owned
PF	94	NMC802891	222765	20	27N	34E	Lode	Owned
PF	95	NMC802892	222766	20	27N	34E	Lode	Owned
PF	96	NMC802893	222767	20	27N	34E	Lode	Owned
PF	97	NMC802894	222768	20	27N	34E	Lode	Owned
PF	98	NMC802895	222769	20	27N	34E	Lode	Owned
PF	99	NMC802896	222770	20	27N	34E	Lode	Owned
PF	100	NMC802897	222771	20	27N	34E	Lode	Owned
PF	101	NMC802898	222772	20	27N	34E	Lode	Owned

A-1-2

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
PF	102	NMC802899	222773	20	27N	34E	Lode	Owned
PF	103	NMC802900	222774	20	27N	34E	Lode	Owned
PF	104	NMC802901	222775	20	27N	34E	Lode	Owned
PF	105	NMC802902	222776	20	27N	34E	Lode	Owned
PF	106	NMC802903	222777	20	27N	34E	Lode	Owned
PF	107	NMC802904	222778	20	27N	34E	Lode	Owned
PF	108	NMC802905	222779	20	27N	34E	Lode	Owned
PF	109	NMC802906	222780	20	27N	34E	Lode	Owned
PF	125	NMC802922	222796	9, 16	27N	34E	Lode	Owned
PF	126	NMC802923	222797	9, 16	27N	34E	Lode	Owned
PF	127	NMC802924	222798	16	27N	34E	Lode	Owned
PF	128	NMC802925	222799	9, 16	27N	34E	Lode	Owned
PF	129	NMC802926	222800	16	27N	34E	Lode	Owned
PF	130	NMC802927	222801	9, 16	27N	34E	Lode	Owned
PF	131	NMC802928	222802	16	27N	34E	Lode	Owned
PF	132	NMC802929	222803	9, 16	27N	34E	Lode	Owned
PF	133	NMC802930	222804	16	27N	34E	Lode	Owned
PF	134	NMC802931	222805	16	27N	34E	Lode	Owned
PF	135	NMC802932	222806	16	27N	34E	Lode	Owned
PF	136	NMC802933	222807	16	27N	34E	Lode	Owned
PF	137	NMC802934	222808	16	27N	34E	Lode	Owned
PF	138	NMC802935	222809	16	27N	34E	Lode	Owned
PF	139	NMC802936	222810	16	27N	34E	Lode	Owned
PF	140	NMC802937	222811	16	27N	34E	Lode	Owned
PF	141	NMC802938	222812	16	27N	34E	Lode	Owned
PF	142	NMC802939	222813	16	27N	34E	Lode	Owned
PF	143	NMC802940	222814	16	27N	34E	Lode	Owned
PF	144	NMC802941	222815	16	27N	34E	Lode	Owned
PF	145	NMC802942	222816	16	27N	34E	Lode	Owned
PF	146	NMC802943	222817	16	27N	34E	Lode	Owned
PF	147	NMC802944	222818	16	27N	34E	Lode	Owned

PF	152	NMC802949	222823	18	27N	34E	Lode	Owned
PF	153	NMC802950	222824	18	27N	34E	Lode	Owned
PF	154	NMC802951	222825	18	27N	34E	Lode	Owned
PF	155	NMC802952	222826	18	27N	34E	Lode	Owned

R	1	NMC902710	243962	16	27N	34E	Lode	GAC 100%
R	2	NMC902711	243963	16	27N	34E	Lode	GAC 100%
R	3	NMC902712	243964	16	27N	34E	Lode	GAC 100%
R	4	NMC902713	243965	16	27N	34E	Lode	GAC 100%

A-1-3

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
RCL	60	NMC902722	243974	16	27N	34E	Lode	GAC 100%
RCL	61	NMC902723	243975	16	27N	34E	Lode	GAC 100%
RCL	62	NMC902724	243976	16	27N	34E	Lode	GAC 100%
RCL	63	NMC902725	243977	16	27N	34E	Lode	GAC 100%
RC	1	NMC902731	243985	18	27N	34E	Millsite	GAC 100%
RC	2	NMC902732	243986	18	27N	34E	Millsite	GAC 100%
RC	3	NMC902733	243987	18	27N	34E	Millsite	GAC 100%
RC	4	NMC902734	243988	18	27N	34E	Millsite	GAC 100%
RC	5	NMC902735	243989	18	27N	34E	Millsite	GAC 100%
RC	6	NMC902736	243990	18	27N	34E	Millsite	GAC 100%
RC	7	NMC902737	243991	18	27N	34E	Millsite	GAC 100%
RC	8	NMC902738	243992	18	27N	34E	Millsite	GAC 100%
RC	9	NMC902739	243993	18	27N	34E	Millsite	GAC 100%
RC	10	NMC902740	243994	18	27N	34E	Millsite	GAC 100%
RC	11	NMC902741	243995	18	27N	34E	Millsite	GAC 100%
RC	12	NMC902742	243996	18	27N	34E	Millsite	GAC 100%
RC	13	NMC902743	243997	18	27N	34E	Millsite	GAC 100%
RC	14	NMC902744	243998	18	27N	34E	Millsite	GAC 100%
RC	15	NMC902745	243999	18	27N	34E	Millsite	GAC 100%
RC	16	NMC902746	244000	18	27N	34E	Millsite	GAC 100%
RC	17	NMC902747	244001	18	27N	34E	Millsite	GAC 100%
RC	18	NMC902748	244002	18	27N	34E	Millsite	GAC 100%
RC	19	NMC902749	244003	18	27N	34E	Millsite	GAC 100%
RC	20	NMC902750	244004	18	27N	34E	Millsite	GAC 100%
RC	21	NMC902751	244005	18	27N	34E	Millsite	GAC 100%
RC	22	NMC902752	244006	18	27N	34E	Millsite	GAC 100%
RC	23	NMC902753	244007	18	27N	34E	Millsite	GAC 100%
RC	24	NMC902754	244008	18	27N	34E	Millsite	GAC 100%
RC	25	NMC902755	244009	18	27N	34E	Millsite	GAC 100%
RC	26	NMC902756	244010	18	27N	34E	Millsite	GAC 100%
RC	27	NMC902757	244011	18	27N	34E	Millsite	GAC 100%
RC	28	NMC902758	244012	18	27N	34E	Millsite	GAC 100%
RC	29	NMC902759	244013	18	27N	34E	Millsite	GAC 100%
RC	30	NMC902760	244014	18	27N	34E	Millsite	GAC 100%
RC	31	NMC902761	244015	18	27N	34E	Millsite	GAC 100%
RC	32	NMC902762	244016	18	27N	34E	Millsite	GAC 100%
RC	33	NMC902763	244017	18	27N	34E	Millsite	GAC 100%
RC	34	NMC902764	244018	18	27N	34E	Millsite	GAC 100%

A-1-4

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
RC	35	NMC902765	244019	18	27N	34E	Millsite	GAC 100%
RC	36	NMC902766	244020	18	27N	34E	Millsite	GAC 100%
RC	37	NMC902767	244021	18	27N	34E	Millsite	GAC 100%
RC	38	NMC902768	244022	18	27N	34E	Millsite	GAC 100%
RC	39	NMC902769	244023	18	27N	34E	Millsite	GAC 100%
RC	40	NMC902770	244024	18	27N	34E	Millsite	GAC 100%
RC	41	NMC902771	244025	18	27N	34E	Millsite	GAC 100%
RC	42	NMC902772	244026	18	27N	34E	Millsite	GAC 100%
RC	43	NMC902773	244027	18	27N	34E	Millsite	GAC 100%
RC	44	NMC902774	244028	18	27N	34E	Millsite	GAC 100%
RC	45	NMC902775	244029	18	27N	34E	Millsite	GAC 100%
RC	46	NMC902776	244030	18	27N	34E	Millsite	GAC 100%
RC	47	NMC902777	244031	18	27N	34E	Millsite	GAC 100%
RC	48	NMC902778	244032	18	27N	34E	Millsite	GAC 100%
RC	49	NMC902779	244033	18	27N	34E	Millsite	GAC 100%
RC	50	NMC902780	244034	18	27N	34E	Millsite	GAC 100%
RC	51	NMC902781	244035	18	27N	34E	Millsite	GAC 100%
RC	52	NMC902782	244036	18	27N	34E	Millsite	GAC 100%
RC	53	NMC902783	244037	18	27N	34E	Millsite	GAC 100%
RC	54	NMC902784	244038	18	27N	34E	Millsite	GAC 100%
RC	55	NMC902785	244039	18	27N	34E	Millsite	GAC 100%
RC	56	NMC902786	244040	18	27N	34E	Millsite	GAC 100%
RC	57	NMC902787	244041	18	27N	34E	Millsite	GAC 100%

NGR	1	NMC929649	249316	20	27N	34E	Lode	GAC 100%
		BLM Amended
NGR	2	NMC929650	249317	20	27N	34E	Lode	GAC 100%
		BLM Amended
NGR	3	NMC929651	249318	20	27N	34E	Lode	GAC 100%
		BLM Amended
NGR	4	NMC929652	249319	20	27N	34E	Lode	GAC 100%
		BLM Amended
NGR	5	NMC929653	249320	20	27N	34E	Lode	GAC 100%
		BLM Amended
RM	1	NMC929654	249321	18	27N	34E	Millsite	GAC 100%
RM	2	NMC929655	249322	18	27N	34E	Millsite	GAC 100%
RM	3	NMC929656	249323	18	27N	34E	Millsite	GAC 100%
RM	4	NMC929657	249324	18	27N	34E	Millsite	GAC 100%
RM	5	NMC929658	249325	18	27N	34E	Millsite	GAC 100%
RM	6	NMC929659	249326	18	27N	34E	Millsite	GAC 100%
RM	7	NMC929660	249327	18	27N	34E	Millsite	GAC 100%
RM	8	NMC929661	249328	18	27N	34E	Millsite	GAC 100%
RM	9	NMC929662	249329	18	27N	34E	Millsite	GAC 100%

A-1-5

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
RM	10	NMC929663	249330	18	27N	34E	Millsite	GAC 100%
RM	11	NMC929664	249331	18	27N	34E	Millsite	GAC 100%
RM	12	NMC929665	249332	18	27N	34E	Millsite	GAC 100%
RM	13	NMC929666	249333	18	27N	34E	Millsite	GAC 100%
RM	14	NMC929667	249334	18	27N	34E	Millsite	GAC 100%
RM	15	NMC929668	249335	18	27N	34E	Millsite	GAC 100%
RM	16	NMC929669	249336	18	27N	34E	Millsite	GAC 100%
RM	17	NMC929670	249337	18	27N	34E	Millsite	GAC 100%
RM	18	NMC929671	249338	18	27N	34E	Millsite	GAC 100%
RM	19	NMC929672	249339	18	27N	34E	Millsite	GAC 100%
RM	20	NMC929673	249340	18	27N	34E	Millsite	GAC 100%
RM	21	NMC929674	249341	18	27N	34E	Millsite	GAC 100%
RM	22	NMC929675	249342	18	27N	34E	Millsite	GAC 100%
RM	23	NMC929676	249343	18	27N	34E	Millsite	GAC 100%
RM	24	NMC929677	249344	18	27N	34E	Millsite	GAC 100%
RM	25	NMC929678	249345	18	27N	34E	Millsite	GAC 100%
RM	26	NMC929679	249346	18	27N	34E	Millsite	GAC 100%
RM	27	NMC929680	249347	18	27N	34E	Millsite	GAC 100%
RM	28	NMC929681	249348	18	27N	34E	Millsite	GAC 100%
RM	29	NMC929682	249349	18	27N	34E	Millsite	GAC 100%
RM	30	NMC929683	249350	18	27N	34E	Millsite	GAC 100%
RM	31	NMC929684	249351	18	27N	34E	Millsite	GAC 100%
RM	32	NMC929685	249352	18	27N	34E	Millsite	GAC 100%
RM	33	NMC929686	249353	18	27N	34E	Millsite	GAC 100%
RM	34	NMC929687	249354	18	27N	34E	Millsite	GAC 100%
RM	35	NMC929688	249355	18	27N	34E	Millsite	GAC 100%
RM	36	NMC929689	249356	18	27N	34E	Millsite	GAC 100%
RM	37	NMC929690	249357	18	27N	34E	Millsite	GAC 100%
RM	38	NMC929691	249358	18	27N	34E	Millsite	GAC 100%
RM	39	NMC929692	249359	18	27N	34E	Millsite	GAC 100%
RM	40	NMC929693	249360	18	27N	34E	Millsite	GAC 100%
RM	41	NMC929694	249361	18	27N	34E	Millsite	GAC 100%
RM	42	NMC929695	249362	18	27N	34E	Millsite	GAC 100%
RM	43	NMC929696	249363	18	27N	34E	Millsite	GAC 100%
RM	44	NMC929697	249364	18	27N	34E	Millsite	GAC 100%
RM	45	NMC929698	249365	18	27N	34E	Millsite	GAC 100%
RM	46	NMC929699	249366	18	27N	34E	Millsite	GAC 100%
RM	47	NMC929700	249367	18	27N	34E	Millsite	GAC 100%
RM	48	NMC929701	249368	18	27N	34E	Millsite	GAC 100%
RM	49	NMC929702	249369	18	27N	34E	Millsite	GAC 100%
RM	50	NMC929703	249370	18	27N	34E	Millsite	GAC 100%
RM	51	NMC929704	249371	18	27N	34E	Millsite	GAC 100%

A-1-6

Claim Name	No.	BLM Serial Nos. (NMC)	County Rec Doc #	SEC	TWP	RNG	Notes	Status
RM	52	NMC929705	249372	18	27N	34E	Millsite	GAC 100%
RM	53	NMC929706	249373	18	27N	34E	Millsite	GAC 100%
RM	54	NMC929707	249374	18	27N	34E	Millsite	GAC 100%
RM	55	NMC929708	249375	18	27N	34E	Millsite	GAC 100%
RM	56	NMC929709	249376	18	27N	34E	Millsite	GAC 100%
RM	57	NMC929710	249377	18	27N	34E	Millsite	GAC 100%
RM	58	NMC929711	249378	18	27N	34E	Millsite	GAC 100%
RM	59	NMC929712	249379	18	27N	34E	Millsite	GAC 100%
RM	60	NMC929713	249380	18	27N	34E	Millsite	GAC 100%
RM	61	NMC929714	249381	18	27N	34E	Millsite	GAC 100%
RM	62	NMC929715	249382	18	27N	34E	Millsite	GAC 100%
RM	63	NMC929716	249383	18	27N	34E	Millsite	GAC 100%

NRC	1	NMC947420	354339	18	27N	34E	Lode	Owned
NRC	2	NMC947421	354340	18	27N	34E	Lode	Owned
NRC	3	NMC947422	354341	18	27N	34E	Lode	Owned
NRC	4	NMC947423	354342	18	27N	34E	Lode	Owned
NRC	5	NMC947424	354343	18	27N	34E	Lode	Owned

NRC	7	NMC947425	354344	18	27N	34E	Lode	Owned
NRC	8	NMC947426	354345	18	27N	34E	Lode	Owned
NRC	9	NMC947427	354346	18	27N	34E	Lode	Owned
NRC	10	NMC947428	354347	18	27N	34E	Lode	Owned
NRC	11	NMC947429	354348	18	27N	34E	Lode	Owned
NRC	12	NMC947430	354349	18	27N	34E	Lode	Owned
NRC	13	NMC947431	354350	18	27N	34E	Lode	Owned
NRC	14	NMC947432	354351	18	27N	34E	Lode	Owned
NRC	15	NMC947433	354352	18	27N	34E	Lode	Owned
NRC	16	NMC947434	354353	18	27N	34E	Lode	Owned
NRC	17	NMC947435	354354	18	27N	34E	Lode	Owned

RCD	5	NMC1036656	470991	16	27N	34E	Lode	GAC 100%
		Amended	482546

RCLR	46	NMC1082910	482538	16	27N	34E	Lode	GAC 100%
RCLR	47	NMC1082911	482539	16	27N	34E	Lode	GAC 100%
RCLR	48	NMC1082912	482540	16	27N	34E	Lode	GAC 100%
RCLR	49	NMC1082913	482541	16	27N	34E	Lode	GAC 100%
RCLR	50	NMC1082914	482542	16	27N	34E	Lode	GAC 100%

RR	6	NMC1082915	482543	16	27N	34E	Lode	GAC 100%

RCDR	1	NMC1082915	482543	16	27N	34E	Lode	GAC 100%

PF	110	NMC802907	222781	22	27N	34E	Lode	GAC 100%
PF	111	NMC802908	222782	22	27N	34E	Lode	GAC 100%
PF	112	NMC802909	222783	22	27N	34E	Lode	GAC 100%
PF	113	NMC802910	222784	22	27N	34E	Lode	GAC 100%
PF	114	NMC802911	222785	22	27N	34E	Lode	GAC 100%

PF	148	NMC802945	222819	22	27N	34E	Lode	GAC 100%
PF	149	NMC802946	222820	22	27N	34E	Lode	GAC 100%
PF	150	NMC802947	222821	22	27N	34E	Lode	GAC 100%
PF	151	NMC802948	222822	22	27N	34E	Lode	GAC 100%

[Remainder of page intentionally left blank.]

A-1-7

4. Water Rights

Water Right Number	DutyBalance Acre-feet/year	Comments
Certificate 13402 (Permit 47331)**	168.0192	Owned by GAC
Certificate 13403 (Permit 47334)**	118.7570	Owned by GAC
Permit 76626 (owned)**	331.5800	Owned by GAC Need to file proof of beneficial use or extension of time by November 25, 2018 and convert to certificated right.
Permit 83438 (owned)** ***	300.0000

Owned by GAC

Need to file proof of completion of work by November 25, 2018**** and proof of beneficial use (or extension of time) by November 25, 2019, and convert to certificated right

*** Implied GAC Allocation of 950 afa Combined Duty = 273.2 afa

Permit 87750 (owned)	70.0000	Owned by GAC
SubtotalGACOwned Water Rights	988.3562	afa
Permit 75494 (Leased Zephyr)	120.0000	Need POD/POU Change Application Need to file proof of beneficial use and convert to certificated right. Current status with NDWR is “Ready for Action”
SubtotalGACLeasedWaterRights	120.0000	afa
TotalGACOwned/Leased Water Rights	1,108.3562	afa***

** Total combined duty for the following water rights: Certificate 13402 (Permit 47331), Certificate 13403 (Permit 47334), Permit 76626, and Permit 83438 shall not exceed 918.36 acre-feet annually as stipulated in GAC Permit 83438 and Coeur Permit 81234.

*** Implied GAC allocation of the 950 afa total combined duty limit stipulated by NDWR for GAC Permit 83438 and Coeur Permit 81234, as described in the 12/12/2017 water sharing agreement letter co-signed by GAC and Coeur to NDWR State Engineer = 273.2 afa under GAC Permit 83438.

**** PW-1 and PW-2 already constructed, which should satisfy the proof of completion requirement for Permit 83438.

A-1-8

EXHIBIT 4.1

SCHEDULE A-2

ROYALTY BURDENS

1. Mining Properties burdened by 2% NSR Royalty.

(a) The following 141 GAC owned unpatented claims and millsites located in Sections 16, 18 and 20, T27N R34E, MDM, Pershing County, Nevada:

LD BLM FILE	Claims	Loc Yr	Count
NMC 902710	RCL 60 – 63 lode claims; R 1 – 4 lode claims RC 1 – 57 millsite claims*	2005 2005 2005	4 4 57
NMC 929649	NGR 1 – 5 lode claims RM 1 – 63 millsite claims*	2006 2006	5 63
NMC 1036653	RCD 5 lode claim	2011	1
NMC 1082910	RCLR 46 - 50 (relocations of RCL 46-50 LD NMC 902710) RR 6 (relocation of R 6 LD NMC 902710) RCDR 1 (relocation of RCD 1 LD NMC 1036653)	2012 2012 2012	5 1 1
	Total GAC Relief Canyon Mine Project claims affected by RGR 2% NSR		141

(b)   The following 90 GAC owned unpatented claims located in Sections 9, 16 and 20, T27N R34E, MDM, Pershing County, Nevada:

LD BLM FILE	Claims	Loc Yr	Count
LD NMC 802798	PF 63 - 109, 125 - 147, 152 - 155	1999	74
LD NMC 947420	NRC 1 - 5, 7 - 17	2007	16
	Total GAC Relief Canyon Mine Project claims subject to Newmont 2% NSR		90

2. Mining Properties burdened by 2.125% NSR Royalty.

The following 320 acres of fee land in T27N, R34E, MDM, Pershing County, Nevada

Section 21: E1/2 (320.00)

3. Mining Properties burdened by 4.5% NSR Royalty.

The following 1,593 acres of fee land in T27N R34E, MDM, Pershing County, Nevada

Section 17: All (640 acres)

Section 19: All - Lots 1-4, E1/2W/12, E1/2 (633.60)

Section 21: W1/2 (320.00)

Note:These Fee Lands (other than the surface of Section 19) are Owned by New Nevada Resources, LLC (NNR) and New Nevada Lands, LLC (NNL) and leased by GAC under NNR/NNL Mining Lease No. 500135 dated 1/6/2015.

A-2-1

EXHIBIT 4.1

SCHEDULE B

MAP OF THE MINING PROPERTIES

B-1

EXHIBIT 4.1

SCHEDULE C

DELIVERY SCHEDULE

The amount of Refined Gold deliverable by the Seller to Sandstorm pursuant to Section 2.1 of this Agreement shall be as follows:

(i)Months 1 –60: 492 ounces of Refined Gold per calendar month for each of the first 60 calendar months following the Fixed Delivery Start Date, deliverable on or before the last day of each calendar month during this period; and

(ii)Months 61 – 66: 417 ounces of Refined Gold per calendar month for each of the six (6) calendar months following the period set out in (i) above, deliverable on or before the last day of each calendar month during this period.

C-1

EXHIBIT 4.1

SCHEDULE D-1

REPRESENTATIONS AND WARRANTIES OF THE SELLER

1. The Seller is a corporation duly incorporated and validly existing under the federal laws of Canada and is up to date in all material respects with filings required by law.

2. Each of Pershing and GAC is a corporation duly incorporated and validly existing under the laws of Nevada and is up to date in all material respects with filings required by law

3. All requisite corporate acts and proceedings have been done and taken by the Seller, Pershing and GAC, including obtaining all requisite board of directors’ and shareholder approval, with respect to the Seller entering into this Agreement and performing its obligations hereunder.

4. The Seller has the requisite corporate power, capacity and authority to enter into this Agreement, and to perform its obligations hereunder.

5. This Agreement and the exercise of the Seller’s rights and performance of its obligations hereunder do not and will not (a) conflict with any agreement, mortgage, deed of trust, bond or other instrument to which the Seller, Pershing or GAC is a party or which is binding on their assets, (b) conflict with the constating or constitutive documents of the Seller, Pershing or GAC, or (c) in any material respect, conflict with or violate any Applicable Law.

6. Except as set forth on the Disclosure Schedule, no Approvals are required to be obtained by the Seller, Pershing or GAC in connection with the execution and delivery or the performance by the Seller of this Agreement or the transactions contemplated hereby.

7. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).

8. None of the Seller, Pershing or GAC has suffered an Insolvency Event that is continuing or is aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

9. GAC is a wholly owned subsidiary of Pershing. GAC does not own any subsidiaries or Affiliates. All of the issued and outstanding securities of GAC are (i) duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, (ii) are owned by Pershing, free and clear of all Encumbrances, (iii) are not subject to any proxy, voting trust or other agreement or restriction relating to the voting of such securities. There are no outstanding subscriptions, options, warrants, rights, entitlements, plans, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or assets of, or to require the issuance, sale, transfer, registration, repurchase or redemption of, any securities of, GAC.

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10. Pershing is a wholly owned subsidiary of the Seller. Other than GAC, Pershing does not own any subsidiaries or Affiliates. All of the issued and outstanding securities of Pershing are (i) duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, (ii) are owned by the Seller, free and clear of all Encumbrances, (iii) are not subject to any proxy, voting trust or other agreement or restriction relating to the voting of such securities. There are no outstanding subscriptions, options, warrants, rights, entitlements, plans, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or assets of, or to require the issuance, sale, transfer, registration, repurchase or redemption of, any securities of, Pershing.

11. The Mining Properties and the Ancillary Rights are sufficient to develop and operate the Mine in accordance with the Development Plan as currently in effect.

12. GAC is the registered or recorded owner, lessee or sub-lessee of its interests in the Mining Properties free and clear of all Encumbrances other than Permitted Encumbrances. With respect to the unpatented mining claims owned by GAC (the “Owned Claims”) and the unpatented millsites owned by GAC (the “Owned Millsites”), as well as the unpatented mining claims leased or subleased by GAC (the “Leased Claims”), subject to the paramount title of the United States of America, the valid statutory rights of third parties to use the surface of the Owned Claims, the Leased Claims and the Owned Millsites granted by the applicable Governmental Authority, and the valid rights of any lessees of leasable minerals granted by the applicable Governmental Authority pursuant to Applicable Laws within the boundaries of the lands covered by the Owned Claims, the Leased Claims and the Owned Millsites (collectively, the “Claims”): (i) to the Seller’s knowledge, the Claims were located on ground open to appropriation by mineral location (except for overlaps with other ground that does not have a Material Adverse Effect) and no third party has rights to the Claims adverse to the rights of GAC; (ii) all required claim maintenance fees for the Claims have been timely paid in full; (iii) all required filings and recordings required in connection with the payment of such fees have been timely and properly filed with the appropriate Governmental Authority; and (iv) the boundaries of the Owned Claims and the Owned Millsites are properly monumented and GAC has taken the necessary actions to retain its rights in the Owned Claims and the Owned Millsites. The Seller makes no representation or warranty as to the existence of valuable minerals for any of the Owned Claims or the Leased Claims. To the knowledge of the Seller, GAC’s interests in and to the Mining Properties are not subject to claims of native or indigenous title or any expropriation proceeding and GAC has not received notice of any such actual or potential claim.

13. The map attached hereto as Schedule B depicts the location of the Mining Properties with reasonable accuracy.

14. Other than as set forth in the Leases or on the Disclosure Schedule, no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Mining Properties or the Minerals produced from the Mining Properties, and other than the existing royalties set forth in Schedule H, to the Seller’s knowledge, no person is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any Minerals.

15. GAC has paid all Taxes, fees, assessments, rents or other amounts owed in respect of the Mining Properties, including all Taxes, fees, assessments, rents or other amounts to keep the Mining Properties in good standing.

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16. Except as would not have a Material Adverse Effect, conditions on and relating to the Mining Properties and the surface area covered by the Mining Properties respecting all past and current operations conducted thereon by GAC are in compliance in all material respects with all Applicable Laws, and conditions on and relating to the Mining Properties and the surface area covered by the Mining Properties respecting all past operations conducted thereon by persons other than GAC are, to the knowledge of the Seller, in compliance in all material respects with all Applicable Laws.

17. There are no outstanding, pending or, to the knowledge of the Seller, threatened, actions, suits, proceedings, investigations or claims affecting, or pertaining in any respect to, the Project Assets except as would not reasonably be expected to have a Material Adverse Effect.

18. None of the Seller, Pershing, GAC or the Project Assets is subject to any outstanding judgment, order, writ, injunction or decree that has or would reasonably be expected to have a Material Adverse Effect.

19. The Seller, Pershing and GAC have complied in all material respects with the Anti-Bribery Laws in connection with its dealings relating to this Agreement and the Mine.

20. To the knowledge of the Seller, the material made available to Sandstorm by Pershing and GAC in Pershing’s electronic data room relating to the mineralization or potential mineralization of the Mining Properties is not, as of the date of such material, willfully misleading.

21. All Approvals necessary for the construction, development or acquisition of the Project Assets, as contemplated by the Development Plan have either been obtained and received by GAC and continue to be in place without challenge or appeal, to the extent reasonably considered necessary or appropriate given the current stage of development and construction of the Project Assets, or are expected to be obtained in the ordinary course of business by the time they are necessary.

22. There are not current or pending negotiations with respect to the renewal, termination or amendment of any Material Contracts. All Material Contracts are in full force and effect and in all cases GAC or any of its Affiliates that is a party to a Material Contract is entitled to all rights and benefits thereunder and has not waived any such rights, except as would not reasonably be expected to have a Material Adverse Effect. GAC and each of its Affiliates that is a party to a Material Contract is not in breach of or default under, and to the Seller’s knowledge there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a breach of or default under, any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

23. The Mine Construction Contractor Agreements set out in Schedule J constitute all of the contracts, agreements and arrangements required by the Seller and GAC to construct and build the Mine in accordance with the Development Plan.

24. The Disclosure Schedule sets forth the details of all inter-company debt between the Seller, Pershing and GAC and any of their other Affiliates.

25. The Seller enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

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EXHIBIT 4.1

SCHEDULE D-2

DISCLOSURE SCHEDULE

Schedule D-1 #5 and #6

•Approvals that are required to be obtained by the Seller, Pershing or GAC in connection with the execution and delivery or the performance by the Seller of the stream agreement or the transactions contemplated thereby.

1. Consents required under the amended and restated net smelter returns royalty agreement dated August 24, 2011 between Firstgold Corp and Battle Mountain Gold Exploration LLC, as amended and assigned; and

2. Consents and approvals required under any mining or mineral leases comprising a portion of the Mining Properties (“Leases”).

Schedule D-1 #14

•The name of any person that has an agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Mining Properties or the Minerals produced from the Mining Properties (other than as set forth under Leases).

1. See above Schedule D-1 #6.

2. The interest held by third parties, including Maverix Metals, in certain minerals in the E1/2 of Section 21, Township 27 North, Range 34 East, Pershing County (oil, gas and other hydrocarbons, geothermal resources, as well as limestone and the right to use the surface to develop the same—the limestone and related rights are owned by Maverix Metals pursuant to a deed dated June 29, 2018, recorded in the official records of Pershing County on August 1, 2018 as Document No. 495142).

Schedule D-1 #24

•Details regarding all inter-company debt between the Seller, Pershing and GAC and any of their other Affiliates.

1. As of April 4, 2019, Pershing owed $2,777,205.48 USD to the Seller.

2. As of April 4, 2019, GAC owed $50,249,977.20 USD to Pershing.

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EXHIBIT 4.1

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF SANDSTORM

1. Sandstorm is a company duly incorporated and validly existing under the laws of the Province of British Columbia and is up to date in all material respects with filings required by law;

2. All requisite corporate acts and proceedings have been done and taken by Sandstorm, including obtaining all requisite board of directors’ approval, with respect to entering into this Agreement and performing its obligations hereunder;

3. Sandstorm has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

4. This Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not (a) conflict with any agreement, mortgage, deed of trust, bond or other instrument to which Sandstorm is a party or which is binding on its assets, (b) conflict with its constating or constitutive documents, or (c) in any material respect, conflict with or violate any Applicable Law;

5. Sandstorm has obtained all Approvals required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

6. This Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of Sandstorm, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity); and

7. Sandstorm has not suffered an Insolvency Event that is continuing and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

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EXHIBIT 4.1

SCHEDULE F

FORM OF ADVANCE REQUEST DRAW DOWN CERTIFICATE

* * *

OFFICERS’ CERTIFICATE

TO:  SANDSTORM GOLD LTD.

FROM:  AMERICAS SILVER CORPORATION AND GOLD ACQUISITION CORP.

This officers’ certificate is delivered pursuant to Section 3.4 of the Precious Metals Delivery and Purchase Agreement between Sandstorm Gold Ltd. and Americas Silver Corporation dated April 3, 2019 (the “Precious Metals Delivery and Purchase Agreement”). Unless otherwise defined herein, all capitalized terms have the meanings given to them in the Precious Metals Delivery and Purchase Agreement. The undersigned, [Name], and [Name], acting in our capacities, respectively of [Title] of Americas Silver Corporation (the “Seller”) and [Title] of Gold Acquisition Corp. (“GAC”) respectively, and not in any personal capacity, hereby certify to the best of our knowledge, information and belief, after having made due inquiry, that:

1. All of the representations and warranties made by the Seller pursuant to the Precious Metals Delivery and Purchase Agreement and the Seller Share Pledge Agreement are true and correct in all material respects as of the date of this certificate;

2. All of the representations and warranties made by GAC pursuant to the GAC Guarantee and the GAC Security Agreements are true and correct in all material respects as of the date of this certificate;

3. All of the representations and warranties made by Pershing pursuant to the Pershing Guarantee and the Pershing Share Pledge Agreement are true and correct in all material respects as of the date of this certificate;

4. All Approvals necessary for the construction and development of the Mine and to achieve commercial production, and the acquisition of any Project Assets, as contemplated by the Development Plan, have either been obtained and received by GAC and continue to be in place without challenge or appeal, to the extent reasonably considered necessary by the Board of Directors of the Seller given the current stage of development and construction of the Mine, or are expected to be obtained in the ordinary course of business by the time they are necessary;

5. If construction and development of the Mine has commenced as of the date of this officers’ certificate, then construction and development of the Mine is continuing as of such date or has been completed, in either case in accordance with the Development Plan;

6. The Project Costs remaining to be incurred by the Seller and GAC to achieve commercial operation of the Mine (based upon the Development Plan) do not exceed the aggregate of (x) the unspent or undrawn balance of the Advance Payment, (y) the Seller’s and GAC’s cash and cash equivalents committed for use to develop and construct the Mine, and (z) any binding third party funding commitments (including amounts available under the Convertible Debenture) available to the Seller and GAC on an unconditional basis, or conditional only to Sandstorm funding the Advance Payment or the amounts under the Convertible Debenture, or subject only to conditions that Sandstorm believes, acting reasonably will be satisfied by the Seller or GAC, as applicable.

7. There is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Event of Default) under the Precious Metals Delivery and Purchase Agreement; and

8. None of the Seller, Pershing or GAC is in breach or default of any of the terms or covenants set out in the Precious Metals Delivery and Purchase Agreement, the GAC Guarantee, the Pershing Guarantee or the other Security Agreements in any material respect.

DATED as of the _____ day of __________, 20____.

AMERICAS SILVER CORPORATION

By:
Name: Title:

GOLD ACQUISITION CORP.
By:
Name: Title:

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EXHIBIT 4.1

SCHEDULE G

SAMPLE CALCULATIONS OF STREAM REPURCHASE PAYMENT

Stream Repurchase Price as at the date of this Agreement = 4,000 ounces of Refined Gold

Amount of Stream Purchase Payment if the Stream Purchase Option is exercised by the Seller with an effective date (as set out in the Stream Purchase Notice) that is six months after the date of this Agreement:

4,000 + (4,000 x 10% x 6/12) = 4,200 ounces of Refined Gold

Amount of Stream Repurchase Price if the Stream Repurchase Option is exercised by the Seller with an effective date (as set out in the Stream Repurchase Notice) that is one year after the date of this Agreement:

4,000 + (4,000 x 10%) = 4,400 ounces of Refined Gold

Amount of Stream Repurchase Payment if the Stream Repurchase Option is exercised by the Seller with an effective date (as set out in the Stream Repurchase Notice) that is thirteen months after the date of this Agreement:

4,000 + (4,000 x 10%) + (4,400 x 10% x 1/12) = 4,437 ounces of Refined Gold

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EXHIBIT 4.1

SCHEDULE H

ROYALTIES ENCUMBERING MINING PROPERTIES

A. Amended And Restated Net Smelter Return Royalty Agreement dated August 24, 2011 (“Royalty Agreement”), by and between Firstgold Corp. (Firstgold), and Battle Mountain Gold Exploration LLC (Battle Mountain) affecting certain unpatented lode mining claims and millsite claims (“Property”), located in Pershing County Nevada as described in the Schedule A attached to the Memorandum of Amended and Restated Net Smelter Return Royalty Agreement recorded September 7, 2011 in the Official Records of Pershing County, Nevada, in Book 470, Page 882, and as Document No. 474521. RG Royalties, LLC (RGR) is the successor-in-interest to Battle Mountain, and Gold Acquisition Corp. (GAC) is the successor-in-interest to Firstgold, by assignment and amendment through:

•First Amendment to Amended and Restated Net Smelter Return Royalty Agreement dated February 13, 2013, by and between GAC and Royal Crescent Valley, Inc. (RCV), whereby, among other revisions, the Schedule A listing the claims subject to the Royalty Agreement was deleted in its entirety and replaced by a new Schedule A, recorded February 22, 2013 in the Official Records of Pershing County, Nevada, in Book 490, Page 880, and as Document No. 483920.

•Assignment of Royalty Interests (RCV) dated June 30, 2017, by and between RCV, assignor and RG Royalties, LLC, assignee, whereby RCV assigns various royalty interests to RGR, which includes the Royalty Agreement subject hereto. Recorded September 22, 2017 in the Official Records of Pershing County, Nevada Book 536 Page 924 - Document No. 499178.

Creates a 2% NSR Royalty in favor of RGR affecting (among others) the following 141 GAC owned unpatented claims located in Sections 16, 18 and 20, T27N R34E, MDM, Pershing County, Nevada:

LD BLM FILE	Claims	Loc Yr	Count
NMC 902710	RCL 60 – 63 lode claims; R 1 – 4 lode claims RC 1 – 57 millsite claims	2005 2005 2005	4 4 57
NMC 929649	NGR 1 – 5 lode claims RM 1 – 63 millsite claims	2006 2006	5 63
NMC 1036653	RCD 5 lode claim	2011	1
NMC 1082910	RCLR 46 - 50 (relocations of RCL 46-50 LD NMC 902710) RR 6 (relocation of R 6 LD NMC 902710) RCDR 1 (relocation of RCD 1 LD NMC 1036653)	2012 2012 2012	5 1 1
	Total GAC Relief Canyon Mine Project claims affected by RGR 2% NSR		141

B. Royalty Deed dated January 15, 2015, by and between Gold Acquisition Corp., as “Grantor,” and Newmont USA Limited, whereby Newmont** is a granted a 2% NSR Royalty on certain unpatented mining claims and fee lands (“Property”), as described by the Exhibit A attached thereto. Royalty Deed recorded January 15, 2015 in the Official Records of Pershing County, Nevada Book 511 Page 741 - Document No. 491198.

Property subject to Newmont 2% NSR Royalty under Royalty Deed dated January 15, 2015:

PART 1: 90 Unpatented Lode Mining Claims

90 unpatented claims located in Sections 9, 16, 18, and 20, T27N R34E, MDM, Pershing County, Nevada:

LD BLM FILE	Claims	Loc Yr	Count
LD NMC 802798	PF 63 - 109, 125 - 147, 152 - 155	1999	74
LD NMC 947420	NRC 1 - 5, 7 - 17	2007	16
	Total GAC Relief Canyon Mine Project claims subject to Newmont 2% NSR		90

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PART 2: 1,593.60 acres of Fee Land

T27N R34E, MDM, Pershing County, Nevada

Section 17: All (640 acres)

Section 19: All - Lots 1-4, E1/2W/12, E1/2 (633.60)

Section 21: W1/2 (320.00)

Note:These Fee Lands (other than the surface of Section 19) are Owned by New Nevada Resources, LLC (NNR) and New Nevada Lands, LLC (NNL)and leased by GAC under NNR/NNL Mining Lease No. 500135 dated 1/6/2015 – see Section C below for additional NSR Royalty affecting these fee lands)

**Maverix Metals will acquire Newmont’s 2% NSR royalty interest under this royalty deed.

C. Mining Lease dated effective January 6, 2015, by and between NNR and NNL, as successors-in-interest of Nevada Land and Resource Company, LLC., collectively “Owner,” and GAC as “Lessee.” Memorandum of Mining Lease recorded in Pershing County, Nevada, on January 15, 2015, in Book 511 of Official Records, Page 723, and as Document No. 491195.

Reserves a 2.5% NSR Royalty to NNR/NNL on Leased Premises:

T27N R34E, MDM, Pershing County, Nevada

Section 17: All (640 acres)

Section 19: All - Lots 1-4, E1/2W/12, E1/2 (633.60)

Section 21: W1/2 (320.00)

Note: These Fee Lands also subject to the 2% NSR Royalty in favor of Newmont** pursuant to Royalty Deed dated January 15, 2015 – see Section B above. Therefore, a total 4.5% NSR.

Fee Minerals* owned by Pershing – 320 acres

*(excludes O&G, geothermal, limestone).

Mineral right acquired by Deed dated August 27, 2018, recorded in Pershing County, Nevada, on September 10, 2018, as Document No. 503103. Note: The Deed expressly excludes limestone interest conveyed to Maverix Metals by deed dated June 29, 2018, recorded in Pershing County, Nevada, on August 1, 2018, as Document No. 495142.

T27N R34E, MDM, Pershing County, Nevada

Section 21: E1/2 (320 acres)

2.125% NSR reserved to New Nevada Resources in Mineral Rights Deed With Royalty Reservation dated June 1, 2016, recorded in Pershing County, Nevada, on June 3, 2016, as Document No. 495142.

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SCHEDULE I

INTER-CREDITOR PRINCIPLES

This is intended to set out general core principles for an intercreditor agreement, where Sandstorm has been granted the Sandstorm Security in support of the obligations of the Seller under this Agreement, and lenders to the Seller or its Affiliates (the “Lenders”) advancing funds to the Seller or its Affiliates as a loan under a definitive agreement (the “Credit Agreement”) have security in the Project Assets (the “Loan Security”) to support the loan obligations.

1. Definitions.

For the purposes of this Schedule:

“Event of Default” means (i) an “Event of Default” under this Agreement or (ii) a default, event of default or similar event under the Credit Agreement.

“Loan Documents” means the Credit Agreement and all other agreements and instruments creating the Loan Security.

2. Consent. Sandstorm shall consent to the granting and existence of the Debt under the Credit Agreement and the security in the Collateral under the Loan Security. The Lenders shall consent to the existence of the obligations under the Purchase Agreement and the security in the Collateral under the Sandstorm Security.

3. Notice. Sandstorm and the Lenders agree to give each other notice in a manner to be agreed prior to commencing any enforcement action.

4. Standstill. The Lenders and Sandstorm will mutually agree on an appropriate standstill period and corresponding terms pertaining to each party’s entitlement to exercise rights and remedies in respect of the Collateral and to take or commence any enforcement or insolvency action following the occurrence of an Event of Default or an event of default (or similar event) under the Credit Agreement.

5. Sale. If Sandstorm has not terminated this Agreement: (a) to the extent that the Lenders foreclose on all or any material part of the Project Assets, the Lenders shall be bound by and subject to the terms of this Agreement and shall ensure that the sale, transfer or disposition of the Collateral complies with the transfer provisions under this Agreement; (b) the Lenders undertake that they will not request, approve, support consent to or vote in favour of (and shall be deemed to have voted to reject) any plan, arrangement, liquidation, reorganization, proposal, compromise or similar arrangement (an “Insolvency Plan”) pursuant to or relating to any proceeding arising from an insolvency event with respect to Pershing, GAC or Seller that involves (i) a sale, disposition or transfer of all or any material part of the Project Assets to a transferee, unless such Insolvency Plan requires that any such transferee agrees in writing in favour of Sandstorm to be bound by and subject to the terms of this Agreement (or amended or replacement agreement which preserves the economic benefits and position of Sandstorm under this Agreement, including re-granting of the Sandstorm Security (a “Replacement Agreement”)), to the extent that it takes possession of all or any material part of the Project Assets, or (ii) a restructuring or rearrangement of some or all of the obligations of Pershing or GAC (including a sale, disposition or other transfer of the shares of Pershing, GAC or Seller) where all or any material part of the Project Assets continue to be the property of Pershing, GAC or Seller, unless such arrangement preserves the material rights of Sandstorm under this Agreement or a Replacement Agreement, including by way of the survival of this Agreement.

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6. Priority and Application.

a) Irrespective of order of registration or perfection, or priorities granted pursuant to Applicable Laws, the following priorities shall apply as between the Sandstorm Security and the Loan Security:

i) The Loan Security shall have priority over the Sandstorm Security with respect to the Collateral; and

ii) The Sandstorm Security shall rank (in second place) immediately subordinate to the Loan Security with respect to the Collateral;

b) if a sale or disposition of applicable Collateral occurs after the occurrence of an Event of Default, then the net proceeds of such sale or disposition shall be applied in accordance with the priorities set out above (irrespective of order of registration or perfection, or priorities granted pursuant to applicable laws).

7. Parties Actions. Sandstorm shall be entitled to amend this Agreement and the Sandstorm Security, and the Lenders shall be entitled to amend the Credit Agreement and the Loan Security, in their respective sole discretion without the consent of the other.

8. Governing Law. [TBD].

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SCHEDULE J

MINE CONSTRUCTION CONTRACTOR AGREEMENTS

***

1. The Mine Construction Contractor Agreements shall include agreements or other arrangements relating to among others:

a. Engineering, procurement and construction (EPCM)

b. Mining

c. Leach pad construction

d. Engineering, supply and installation of conveyor system

e. Supply of jaw crusher and feed system

f. Electrical installation

g. Communications (cell coverage) upgrade

h. Mechanical work including (piping, welding, etc.)

i. Supply and installation of propane storage and distribution system

j. Supply and installation of cyanide storage and distribution system

k. Supply and installation of cement storage and dosing system

l. Supply and installation of liner systems for leach pad and ponds

m. Supply and installation of ADR equipment

n. Supply and installation of water tank

o. Geotechnical work (crusher wall, water tank, propane tank)

p. Septic system

q. Fuel supply

r. Ammonium Nitrate supply

s. Cyanide supply

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